                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as Permitted by
                                              Rule 14a-6(e)(2))
[X] Definitive Proxy Statement

                         Columbus McKinnon Corporation
               (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

  (4)  Proposed maximum aggregate value of transaction:

  (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1)  Amount Previously Paid:

  (2)  Form, Schedule or Registration Statement No.:

  (3)  Filing Party:

  (4)  Date Filed:

                 [LOGO FOR COLUMBUS McKINNON CORP. W/ADDRESS]

                                                                  July 12, 1999

Dear Fellow Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Columbus McKinnon Corporation to be held on August 16, 1999. The meeting will be held at the Company's headquarters at 140 John James Audubon Parkway, Amherst, New York at 10:00 a.m. local time. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

                           PROXY CONTEST THREATENED

  This year's annual meeting is particularly important. A small group of New York City-based hedge funds and related individuals, calling themselves the Columbus McKinnon Shareholders Committee (the "Dissidents"), is threatening to wage a proxy fight to take control of your Company, with a platform of pursuing a strategy designed to realize maximum value for all shareholders-- which the Company believes, simply put, is to put your Company up for sale. For many reasons, we believe strongly that now is not the right time to sell your Company, and that the interests of all Columbus McKinnon shareholders will be best served if the Company's current group of experienced directors is re-elected to continue its work with existing management to pursue its carefully designed long-term business strategy--a strategy that will deliver maximum shareholder value. Accordingly, you are urged to sign, date and promptly mail your enclosed WHITE proxy card.

                         MAXIMIZING SHAREHOLDER VALUE

  Your Board of Directors remains committed to maximizing long-term value for all Columbus McKinnon shareholders and it is pursuing a course of action to best achieve that objective. Take a closer look at some of the key reasons why you should continue to support your Board of Directors.

  First, the Dissidents are not saying that they are going to do a better job of running your Company. They are on the record for admitting that "operationally the Company has performed well" and "the investment community is also aware of [Columbus McKinnon's] operational strength and value and is expecting even better performance to come." Despite what sounds like an endorsement of the business plan being executed by your current Board and management, the Dissidents now argue that your Company's leaders should be voted out.

  The consequences of having a Board of Directors whose aim is just to sell the company can be dire, as at least one of the Dissidents knows from personal experience: Mr. Curtis Schenker of Scoggin Capital Management was appointed to the board of directors of Hills Stores, Inc. in 1995 following a proxy fight led by Dickstein Partners Inc. in order to force a sale of the company in connection with an offer by Dickstein at $27 per share. The stock price of Hills at the time of the election of the new slate of directors was approximately $24 per share. For three years, Hills' new board of directors tried and failed to sell the company as operating performance deteriorated. Finally, they accepted an offer at $1.50 per share. Although the Company believes that Mr. Schenker resigned within a year of his appointment, he was on the Board when Dickstein dropped its own proposal (two weeks after Mr. Schenker's appointment).

  Second, under the direction of your Board of Directors, management is executing a solid operating plan that delivers value to shareholders. Your Board believes that Columbus McKinnon will continue to grow profitably through internal growth and acquisitions, domestically and internationally. Current initiatives are in place to: (i) increase sales of our new broader line of material handling products and integrated solutions; (ii) penetrate new global markets; (iii) reduce costs by realizing synergies from past acquisitions as well as from combined purchasing efforts due to the Company's increasing size;
(iv) selectively pursue acquisition opportunities, including execution of the recently-announced CraneMart(TM) strategy (an integrated network of full service crane builders to be supplied primarily by Columbus McKinnon) and (v) divest assets that do not meet management's criteria. These strategic initiatives are the foundation upon which your Board of Directors and management plan to lead Columbus McKinnon into an even more profitable future.

  Third, Columbus McKinnon's plan is working. Sales and cash flow from operating activities have increased at compound rates of 39% and 59%, respectively, over the past five years. Through carefully selected acquisitions which transformed your Company into a global provider of material handling solutions, your Company has established a strong platform for continued growth. A change in control of your Board will jeopardize the execution of this strategic plan and could affect the value of your investment. The election of the Dissidents' nominees will cause Columbus McKinnon to lose a group of experienced, dedicated directors with an average of more than 10 years of material handling business experience and may lose valued employees who would seek a more stable job environment.

  The directors, officers and employees of Columbus McKinnon own a very significant amount of stock--far in excess of the Dissidents' position (with the directors, officers and the Company's employee stock ownership plan alone holding over 30%), and in most cases have held these shares for up to 12 years. The Columbus McKinnon Corporation Employee Stock Ownership Plan, Herb Ladds, Chairman of the Board, and Bob Montgomery, Executive Vice President, are the three largest shareholders in the Company and are thus completely aligned with the other shareholders in seeking to maximize shareholder value.

  Enclosed with this letter is Columbus McKinnon's notice of meeting and Proxy Statement and a WHITE proxy. Please read these materials for a more complete description of the matters to be considered at the annual meeting. Then, take a minute to sign, date and mail your WHITE proxy in the postage-paid envelope. Remember, to support your Board of Directors, do not sign any card you receive from the Dissidents, not even as a protest. If you have any questions, please call our Corporate Secretary, Lois Demler, at 716-689-5409.

  Thank you for your continued interest and support.

                                      Sincerely yours,

/s/ Herbert P. Ladds, Jr.  /s/ Timothy T. Tevens   /s/ Robert L. Montgomery, Jr.
  Herbert P. Ladds, Jr.      Timothy T. Tevens      Robert L. Montgomery, Jr.

/s/ Edward W. Duffy        /s/ Randolph A. Marks        /s/ L. David Black
  Edward W. Duffy            Randolph A. Marks            L. David Black

        /s/ Carlos Pascual                      /s/ Richard H. Fleming
            Carlos Pascual                        Richard H. Fleming

--------------------------------   IMPORTANT   --------------------------------

   Your vote is important. Please take a moment to sign, date and promptly mail your WHITE proxy in the postage paid envelope provided. Remember, do not return any proxy card sent to you by the Columbus McKinnon Shareholders Committee, the Dissidents, not even as a vote of protest.

   If your shares are registered in the name of a broker, only your broker can execute a proxy and vote your shares and only after receiving your specific instructions. Please contact the person responsible for your account and direct him or her to execute a proxy on your behalf today. Then mail your proxy at once in the envelope provided. If you have any questions or need further assistance in voting, please call:

                             D.F. KING & CO., INC.
                                77 Water Street
                            New York, New York 10005
                            (212) 296-5550 (Collect)

                        Call Toll-Free -- 1-800-697-6974

--------------------------------------------------------------------------------

                         COLUMBUS McKINNON CORPORATION
                        140 John James Audubon Parkway
                         Amherst, New York 14228-1197

                               ----------------

                   Notice of Annual Meeting of Shareholders
                          to be Held August 16, 1999

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Columbus McKinnon Corporation, a New York corporation (the "Company"), will be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 16, 1999, at 10:00 a.m., local time, for the following purposes:

    1. To elect seven Directors to hold office until the 2000 Annual Meeting and until their successors have been elected and qualified;

    2. To consider and take action upon the proposed Amendment and Restatement of the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan; and

    3. To take action upon and transact such other business as may be properly brought before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has fixed the close of business on June 25, 1999, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting.

  It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend, please sign and date the enclosed WHITE proxy and mail it promptly in the enclosed postage-paid envelope. If you attend the Annual Meeting, you may vote your shares in person if you wish. We sincerely appreciate your prompt cooperation.

                                          LOIS H. DEMLER
                                          Corporate Secretary

Dated: July 12, 1999

-------------------------------                 -------------------------------
                               I M P O R T A N T

   We urge you to reject the solicitation by a group of dissidents calling themselves the Columbus McKinnon Shareholders Committee. Do not sign or return any GOLD proxy sent to you by this group.

   To support your Board of Directors, please sign, date and promptly mail your WHITE proxy card in the enclosed envelope. If you have any questions or need assistance, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-697-6974.

-------------------------------------------------------------------------------

                         COLUMBUS McKINNON CORPORATION
                        140 John James Audubon Parkway
                         Amherst, New York 14228-1197

                               ----------------

                                PROXY STATEMENT

                               ----------------

  This Proxy Statement and the accompanying form of proxy are being furnished in connection with the solicitation by the Board of Directors of Columbus McKinnon Corporation, a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held at the Company's corporate offices, 140 John James Audubon Parkway, Amherst, New York, on August 16, 1999, at 10:00 a.m., local time, and at any adjournment or adjournments thereof. The close of business on June 25, 1999 has been fixed as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. At the close of business on June 25, 1999, the Company had outstanding 14,724,397 shares of common stock, $.01 par value per share ("Common Stock"), the holders of which are entitled to one vote per share on each matter properly brought before the Annual Meeting.

  The shares represented by all valid proxies in the enclosed form will be voted if received in time for the Annual Meeting in accordance with the specifications, if any, made on the proxy card. If no specification is made, the proxies will be voted FOR the nominees for Director named in this Proxy Statement, FOR the approval of the adoption of the Amendment and Restatement of the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan and, if the proposal is properly made at the Annual Meeting, AGAINST the Dissidents' By-law Proposal discussed under Other Matters.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. Each nominee for election as a Director requires a plurality of the votes cast in order to be elected. A plurality means that the nominees with the largest number of votes are elected as Directors up to the maximum number of Directors to be elected at the Annual Meeting. A majority of the votes cast is required to approve the adoption of the Amendment and Restatement of the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan (the "Plan Restatement"). A majority of the votes cast would be required to approve the Dissidents' By-law Proposal. Under the law of the State of New York, the Company's state of incorporation, only "votes cast" by the shareholders entitled to vote are determinative of the outcome of the matter subject to shareholder vote. Abstentions, broker non-votes and withheld votes will not be considered "votes cast."

  The execution of a proxy will not affect a shareholder's right to attend the Annual Meeting and to vote in person. A shareholder who executes a proxy may revoke it at any time before it is exercised by giving written notice to the Secretary, by appearing at the Annual Meeting and so stating, or by submitting another duly executed proxy bearing a later date.

  This Proxy Statement and form of proxy is first being sent or given to shareholders on or about July 12, 1999.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

Background

  On May 6, 1999, a group of New York City-based stock traders and risk arbitrageurs consisting of Jeffrey E. Schwarz, Robert F. Lietzow, Curtis Schenker, Karen Finerman and Craig Effron, and certain entities controlled by the foregoing, and calling themselves the "Columbus McKinnon Shareholders Committee" (the "Dissidents") filed a Schedule 13D with the Securities and Exchange Commission (the "Commission"), disclosing that they had formed a group and were planning to propose an alternate slate of directors at the annual meeting of the Company, which directors, if elected, would be committed to undertaking a "value maximization strategy". Put simply, the Company believes this group is committed to a sale of the Company.

  On May 25, 1999, the Company filed suit against the Dissidents, alleging that, based on their actions in connection with the Company, together with their past joint activities and close working relationship, the Dissidents should have filed with the Commission as a group long ago, that there were other persons, again based on past joint activities and prior relationships as well as stock ownership in the Company, who were likely to be acting in concert with the Dissidents and that the Dissidents were violating the proxy rules by soliciting proxies without making the necessary filings. Following the filing of the Dissidents' preliminary proxy materials, the Company withdrew its complaint as to the violation of the proxy rules. On July 2, 1999, the federal district court judge denied the Dissidents' motion to dismiss the complaint with respect to the Schedule 13D claim.

  The Dissidents have proposed a slate of five directors: Messrs. Schwarz and Lietzow, Jonathan Guss, who has served as a nominee of the Dissidents in prior proxy contests, George Raymond, a retired executive of a forklift manufacturer, and Larry Katsoulis, who was the head of a division of a subsidiary of a public company which was acquired by Columbus McKinnon in 1996. Mr. Katsoulis' position was terminated by the Company approximately five months thereafter. The operating income of the acquired company more than doubled from the year ended March 31, 1996 (prior to the acquisition) to the year ended March 31, 1998 (following the acquisition) (although the Company believes this is more attributable to its efforts than to Mr. Katsoulis' absence).

                   NOW IS NOT THE TIME TO SELL YOUR COMPANY

  There are a number of reasons why your Company's board of directors believes that today is not the appropriate time to sell your Company, and that greater shareholder value will be obtained by pursuing management's strategic plan.

  Columbus McKinnon is operating well and growing. Even the Dissidents concede this. Your current managers are experienced business operators and integrators with a wealth of industry experience. They know and understand the markets in which they compete and they know how to create value by integrating operations. Management has devised and is in the process of implementing key strategies that focus on value creation through integration of new acquisitions. These strategies include significantly reducing operating costs by various means, including (i) implementing a common business system across all operations, thereby reducing administrative costs and increasing administrative efficiency (begun in 1991, with four new locations implemented in 1999), (ii) establishing commodity oriented purchasing practices, reducing purchase prices and purchasing costs (begun in 1996), and (iii) streamlining manufacturing functions, removing bottlenecks, cutting cycle times, etc. (begun in 1998). In addition, electric chain hoists, the dominant products produced by Columbus McKinnon with well-known brand names, are the product of choice in the U.S. markets, accounting for approximately nine out of ten of the electric chain hoists manufactured in the United States being Columbus McKinnon products. Market power, along with efficient and integrated operations, has provided Columbus

McKinnon with the following value enhancing results in terms of compound annual growth rates ("CAGR") over the past five years:

                                                                             5-
                                                                            Year
                                                                            CAGR
                                                                            ----
   Sales...................................................................  39%
   Operating income........................................................  47%
   Net income..............................................................  31%
   EBITDA..................................................................  49%
   Net cash flow from operating activities.................................  59%

  Columbus McKinnon is continuing to absorb a number of recent acquisitions, the positive benefits of which are only beginning to be felt. In the past eighteen months alone, the Company has acquired or merged with seven significant businesses: Univeyor A/S, LICO, Inc., Abell-Howe Crane, Inc., Raccords Gautier, Tigrip/Camlok, GL International and Washington Equipment Company. These, and other strategically driven acquisitions, have made your Company the leading developer, manufacturer and distributor of hoists and other related material handling products in the United States and one of the largest in the world, increasing the Company's global presence so that international sales now account for nearly 30% of the Company's business (up from 21% in fiscal 1998). Shareholders should know the integration of these acquisitions is still ongoing, and your Company expects to continue to maximize utilization of these assets to further add to shareholder value. We also expect that substantial synergies are yet to be realized. Commodity purchase contracts continue to be negotiated with strategic suppliers. Management expects that over the next several years, the savings from executing these contracts will double the benefits already recognized.

  Another recent strategy for Columbus McKinnon is the formation of a network of integrated crane builders known as CraneMart(TM). Crane builders account for approximately 25% of Columbus McKinnon's sales and are key users of Columbus McKinnon's hoists and parts. This strategy solidifies your Company's already excellent relationship with independent crane builders and establishes a foundation for future growth with several newly acquired crane builders. Similar to other strategies, the integration of these crane builders to form CraneMart(TM) is synergistic from a revenue enhancement and cost reduction standpoint. Moreover, the Company plans to continue to grow with selected strategic acquisitions, strengthening its existing business by enhancing productivity and reducing costs, introducing new products and services, and increasing penetration in international markets. Finally, assets which no longer meet management's criteria (including the complementary nature of the business to the material handling industry, the degree to which the business can be integrated and the business's profitability) will be divested.

  Columbus McKinnon has instituted a number of cost reduction initiatives that have yet to take full effect. Integration of the various acquisitions into the Columbus McKinnon family has met or exceeded expectations. Even the Dissidents themselves admit that management has been successful. The fact is, however, that integration is a never-ending process of creating value by combining businesses. Only experienced business managers who operate on a daily basis truly recognize this fact and are equipped to make it happen and create value. And there are many cost reduction initiatives yet to be realized. For example, one such initiative that has recently begun is value engineering. The standardization of hoist components across all brand names in the Columbus McKinnon hoist family has and will continue to yield significant improvement for Columbus McKinnon. The results of this effort and others will provide significant savings over the long term and increased value for all Columbus McKinnon shareholders.

                  ELECTION OF THE DISSIDENTS WOULD IN NO WAY
                           ENSURE A SUPERIOR RETURN.

  Should the Dissidents' slate be elected, the Board believes it is unlikely that they would be able to sell the Company at a price that reflects the inherent long-term value of the Company. Shareholders should be aware that election of the Dissidents' slate would be extraordinarily disruptive. Key management and valued employees might well leave. Customers with long term contracts (over 25% of our business) might hesitate to enter into new contracts, given the uncertainty as to the future management of the Company. "Change in control" provisions in employment agreements and employee benefit plans may be triggered.

  For all the above reasons, the Board of Directors of the Company urges that you reelect your incumbent board of directors--a Board with the experience and dedication to maximize shareholder value.

The Company's Slate of Directors

  The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than nine Directors to be elected at each annual meeting of shareholders and to serve for a term of one year or until their successors are duly elected and qualified. The number of Directors comprising the Board of Directors was increased from six to seven members in August 1998 and from seven to eight members in March 1999.

  Unless instructions to the contrary are received, it is intended that the shares represented by proxies will be voted for the election as Directors of Timothy T. Tevens, Robert L. Montgomery, Jr., Herbert P. Ladds, Jr., Randolph
A. Marks, L. David Black, Carlos Pascual and Richard H. Fleming, each of whom is presently a Director. Except for Messrs. Pascual and Fleming, each of these nominees has been previously elected by the Company's shareholders. When the Board of Directors was expanded to seven members in August 1998, Mr. Pascual was appointed by the other Directors to fill the additional directorship. Similarly, Mr. Fleming was appointed by the other Directors in March 1999 to fill the vacancy created when the Board of Directors was expanded to eight members. If any of these nominees should become unavailable for election for any reason, it is intended that the shares represented by the proxies solicited herewith will be voted for such other person as the Board of Directors shall designate. The Board of Directors has no reason to believe that any of these nominees will be unable or unwilling to serve if elected to office.

  Mr. Edward W. Duffy, a Director since 1986 and the Chairman of the Board of Directors from 1986 until his resignation in January 1998, has announced that he plans to retire as a Director effective as of the date of the Annual Meeting. Accordingly, Mr. Duffy has not been nominated for re-election as a Director and, effective as of the Annual Meeting, the Board of Directors will be reduced to seven members.

  The following information is provided concerning the nominees for Director:

  Timothy T. Tevens was elected President and a Director of the Company in January 1998 and assumed the duties of Chief Executive Officer in July 1998. From May 1991 to January 1998 he served as Vice President--Information Services of the Company and was elected Chief Operating Officer in October 1996. From 1980 to 1991, Mr. Tevens was employed by Ernst & Young LLP in various management consulting capacities.

  Robert L. Montgomery, Jr. joined the Company in 1974 and has served as Executive Vice President and Chief Financial Officer since 1987 and as a Director of the Company since 1982. Prior thereto he was employed as a certified public accountant by PricewaterhouseCoopers LLP.

  Herbert P. Ladds, Jr. has been a Director of the Company since 1973 and was elected Chairman of the Board of Directors of the Company in January 1998. He served as Chief Executive Officer of the Company from 1986 until his retirement in July 1998. He was President of the Company from 1982 until January 1998 and was Executive Vice President of the Company from 1981 to 1982 and Vice President--Sales & Marketing from 1971 to 1980. Mr. Ladds is also a director of Utica Mutual Insurance Company, Eastman Worldwide and R.P. Adams Company, Inc.

  Randolph A. Marks has been a Director of the Company since 1986. Mr. Marks is a private investor and is a retired Chairman of the Board of American Brass Company. He also serves as a director of Computer Task Group, Inc.

  L. David Black has been a Director of the Company since 1995. Mr. Black has been the Chairman of the Board, President and Chief Executive Officer of JLG Industries, Inc., a manufacturer of construction equipment since 1993. Prior thereto, he served as President of JLG Industries, Inc.

  Carlos Pascual has been a Director of the Company since 1998. Since January 1999, Mr. Pascual has been an Executive Vice President and Deputy Executive Officer of Xerox Corporation within its Industry Solutions Operations. From August 1995 to January 1999, he served as President of Xerox Corporation's United States Customer Operations, and from July 1997 to January 1999 he also served as a Senior Vice President of Xerox Corporation. Prior thereto, since 1968 he has served in various capacities with Xerox Corporation.

  Richard H. Fleming was appointed a Director of the Company in March 1999. In February 1999, Mr. Fleming was appointed Executive Vice President and Chief Financial Officer of USG Corporation. Prior thereto, Mr. Fleming has served USG Corporation in various executive financial capacities since 1989, including Senior Vice President and Chief Financial Officer from January 1995 to February 1999 and Vice President and Chief Financial Officer from January 1994 to January 1995.

  THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" EACH OF THE NOMINEES FOR DIRECTOR.

                   THE BOARD OF DIRECTORS AND ITS COMMITTEES

  During the year ended March 31, 1999, the Board of Directors held nine meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and meetings held by all committees of the Board of Directors on which he served.

Audit Committee

  The Board of Directors has a standing Audit Committee comprised of Messrs. Duffy, Marks, Black and Pascual, all non-employee independent directors. The duties of the Audit Committee consist of reviewing with the Company's independent auditors and its management, the scope and results of the annual audit and other services provided by the Company's independent auditors. The Audit Committee also reviews the scope and resulting reports of the Company's internal audits. The Audit Committee held three meetings in fiscal 1999.

Compensation Committee

  The Compensation Committee consists of Messrs. Duffy, Marks, Black and Pascual, all non-employee independent directors. The Compensation Committee held four meetings in fiscal 1999. The Compensation Committee makes recommendations concerning the salaries for officers of the Company and incentive compensation for employees of and consultants to the Company.

Other Committees

  The Board of Directors does not have a standing executive or nominating committee, the functions of which are handled by the entire Board.

                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

Directors and Executive Officers

  The following table sets forth certain information regarding the Directors and executive officers of the Company:


             Name           Age Position(s) Held
             ----           --- ----------------
   Herbert P. Ladds, Jr....  66 Chairman of the Board
   Timothy T. Tevens.......  43 President, Chief Executive Officer and Director
   Robert L. Montgomery,
    Jr.....................  61 Executive Vice President, Chief Financial Officer and Director
   Ned T. Librock..........  46 Vice President--Sales and Marketing
   Karen L. Howard.........  37 Vice President--Controller
   Ernst K. H. Marburg.....  64 Vice President--Total Quality and Standards
   Lois H. Demler..........  61 Corporate Secretary
   Edward W. Duffy.........  73 Director
   Randolph A. Marks.......  63 Director
   L. David Black..........  62 Director
   Carlos Pascual..........  53 Director
   Richard H. Fleming......  51 Director

  All officers of the Company are elected annually at the first meeting of the Board of Directors following the Annual Meeting of Shareholders and serve at the discretion of the Board of Directors. There are no family relationships between any officers or Directors of the Company. Recent business experience of the Directors is set forth above under "Election of Directors." Recent business experience of the executive officers who are not also Directors is as follows:

  Ned T. Librock was elected Vice President-Sales and Marketing in November 1995. Mr. Librock has been employed by the Company since 1990 in various sales management capacities. Prior to 1990, Mr. Librock was employed by Dynabrade Inc., a manufacturer of power tools, as director of Sales and Marketing.

  Karen L. Howard was elected Vice President-Controller in January 1997. From June 1995 to January 1997, Ms. Howard was employed by the Company in various financial and accounting capacities. Prior to June 1995, Ms. Howard was employed by Ernst & Young LLP as a certified public accountant.

  Ernst K. H. Marburg has been employed by the Company since May 1980. Prior to his election as Vice President-Total Quality and Standards in October 1996, Mr. Marburg served the Company as Manager of Product Standards and Services for nearly fifteen years.

  Lois H. Demler has been employed by the Company since 1963. She has been the Corporate Secretary of the Company since 1987.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth certain information with respect to the compensation paid by the Company for services rendered during the fiscal years ended March 31, 1997, 1998 and 1999 for the chief executive officer and the other most highly compensated executive officers of the Company. The amounts shown include compensation for services in all compensation capacities.

                                     Annual Compensation              Long-Term Compensation Awards
                               -------------------------------  ------------------------------------------
                                                                Restricted   Securities
  Name and Principal    Fiscal                    Other Annual    Stock      Underlying       All Other
       Position          Year   Salary    Bonus   Compensation  Awards(3)  Options/SARs(4) Compensation(5)
  ------------------    ------ --------- -------- ------------  ---------- --------------- ---------------
Herbert P. Ladds, Jr.,   1999  $ 155,192 $ 72,193   $   --          --            --          $ 12,263
 Chief Executive
  Officer(1)             1998    435,000  128,213       --          --            --            20,729
                         1997    354,893    4,900       --          --            --            14,474
Timothy T. Tevens,       1999    410,385   36,511       --          --            --             9,834
 President and Chief     1998    220,000   75,000       --          --            --            31,952
 Executive Officer       1997    162,411    1,845   217,044(2)      --         50,000           11,477
Robert L. Montgomery,
 Jr.,                    1999    339,115   52,609       --          --            --            12,703
 Executive Vice
  President              1998    317,000   97,575       --          --            --            19,597
 and Chief Financial
  Officer                1997    274,431    3,798       --          --            --            13,821
Ned T. Librock,          1999    191,570   35,463       --          --            --            14,938
 Vice President--Sales
  and                    1998    186,655   65,625       --          --            --            18,984
 Marketing               1997    170,623    1,381       --          --         50,000           13,712
Ivan E. Shawvan, Jr.,    1999    143,130   24,522       --          --          1,000           13,848
 Vice President--Human   1998    137,448   41,250       --          --            --            17,330
 Resources(6)            1997     95,187    1,139       --          --         17,500            9,030
Karen L. Howard,         1999    141,661   22,975       --        8,500           --            13,154
 Vice President--
  Controller             1998    127,380   41,250       --          --            --            14,559
                         1997     88,556      414       --          --         50,000            5,785
Ernst K. H. Marburg,     1999    129,893   19,806       --          --          1,000           12,201
 Vice President--Total   1998    105,456   25,000       --          --            --            15,273
 Quality and Standards   1997     94,278    1,142       --          --            --             9,966

--------
(1) Mr. Ladds retired as Chief Executive Officer of the Company in July 1998 and was succeeded in such capacity by Mr. Tevens.

(2) Represents tax reimbursement payments made by the Company to Mr. Tevens in fiscal 1997 to offset the income tax effects of the expiration of the restrictions on 17,000 shares of restricted Common Stock granted to him in 1991. See footnote (3) below.

(3) Mr. Librock was granted 11,900 shares of restricted Common Stock on July 22, 1996, which had a value on such date of $166,600, and 5,100 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $48,996. As of March 31, 1999, the number of restricted shares of Common Stock held by Mr. Librock was 17,000, and the value of such restricted shares was $342,125. Mr. Tevens was granted 17,000 shares of restricted Common Stock on May 1, 1991, which had a value on such date of $135,650. The restrictions on Mr. Tevens' restricted shares of Common Stock lapsed on April 30, 1996, on which date such shares had a value of $269,875. Mr. Shawvan was granted 8,500 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $81,660. As of March 31, 1999, the number of restricted shares of Common Stock held by Mr. Shawvan was 8,500, and the value of such restricted shares of Common Stock was $171,063. Ms. Howard was granted 8,500 shares of restricted Common Stock on June 1, 1995, which had a value on such date of $107,875, and 8,500 shares of restricted Common Stock on August 17, 1998, which had a value on such date of $196,563. As of March 31, 1999, the number of restricted shares of Common Stock held by Ms. Howard was 17,000, and the value of such restricted shares was $342,125. Mr. Marburg was granted 8,500 shares of restricted Common Stock on August 1, 1994, which had a value on such date of $81,660. As of March 31, 1999, the number of restricted shares of Common Stock held by Mr. Marburg was 8,500, and the value of such restricted shares was $171,063. None of the other officers listed in the above table hold any restricted shares of Common Stock. The Company does not pay dividends on its outstanding shares of restricted Common Stock, but makes payments of additional compensation in lieu of such dividends. See footnote (5) below.

(4) Represents options granted to Messrs. Librock, Tevens and Shawvan, Ms. Howard and Mr. Marburg pursuant to the Company's Incentive Stock Option Plan (the "Incentive Plan").

(5) Comprised of: (i) the value of shares of Common Stock allocated in fiscal 1999 under the Company's Employee Stock Ownership Plan (the "ESOP") to accounts for Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan, Ms. Howard and Mr. Marburg in the amounts of $11,210, $6,661, $10,425, $6,682, $7,185, $5,534 and $6,500, respectively, (ii) premiums for group term life insurance policies insuring the lives of Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan, Ms. Howard and Mr. Marburg in the amount of $68, $204, $204, $204, $204, $204 and $204, respectively, (iii) compensation in lieu of dividends on restricted shares of Common Stock paid to Messrs. Librock and Shawvan, Ms. Howard and Mr. Marburg in the amounts of $4,760, $2,380, $3,570 and $2,380, respectively and (iv) the Company's matching contributions under its 401(k) plan for Messrs. Ladds, Tevens, Montgomery, Librock, and Shawvan, Ms. Howard and Mr. Marburg in the amounts of $985, $2,969, $2,074, $3,292, $4,079,
  $3,846 and $3,117, respectively.

(6) On June 1, 1998, Mr. Shawvan was reassigned to a non-executive officer position within the Company.

Options Granted in Last Fiscal Year

  The following table contains information concerning the grant of stock options to the named executives in fiscal 1999. The exercise price of all such options is equal to the market value of Common Stock on the date of the grant.

                                                                      Potential Realizable
                                                                        Value at Assumed
                                                                      Annual Rates of Stock
                                   Percentage of                       Price Appreciation
                                   Total Options                         For Option Term
                                    Granted to   Exercise             ---------------------
Name and Principal        Option   Employees in  Price Per Expiration
Position                 Grants(1)  Fiscal Year    Share      Date      5%(2)      10%(3)
------------------       --------- ------------- --------- ---------- ---------- ----------
Herbert P. Ladds, Jr.,       --         --           --          --   $      --  $      --
 Chief Executive Officer
Timothy T. Tevens,           --         --           --          --          --         --
 President and Chief
 Executive Officer
Robert L. Montgomery,
 Jr.,                        --         --           --          --          --         --
 Executive Vice
  President
 and Chief Financial
  Officer
Ned T. Librock,              --         --           --          --          --         --
 Vice President--
 Sales and Marketing
Ivan E. Shawvan, Jr.,      1,000       3.23%       29.00    06/01/08      18,240     46,220
 Vice President--
 Human Resources
Karen L. Howard,             --         --           --          --          --         --
 Vice President--
  Controller
Ernst K. H. Marburg,       1,000       3.23%       29.00    06/01/08      18,240     46,220
 Vice President--Total
 Quality and Standards

--------
(1) Options granted pursuant to the Incentive Plan become exercisable in cumulative annual increments of 25% beginning one year from the date of grant; however, in the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate.

(2) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 5% per year over the ten-year term of the grants, as prescribed by the Commission's rules. The amount set forth above is not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

(3) Represents the potential appreciation of the options, determined by assuming an annual compounded rate of appreciation of 10% per year over the ten-year term of the grant, as prescribed by the Commission's rules. The amounts set forth above are not intended to forecast future appreciation, if any, of the stock price. There can be no assurance that the appreciation reflected in this table will be achieved.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table sets forth information with respect to the named executives concerning the exercise of options during fiscal 1999 and unexercised options held at the end of fiscal 1999.

                                                Number of Unexercised     Value of Unexercised
                                               Options At Fiscal Year     in the Money Options
                           Shares                        End              At Fiscal Year End(1)
                          Acquired    Value   ------------------------- -------------------------
                         On Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
                         ----------- -------- ----------- ------------- ----------- -------------
Herbert P. Ladds, Jr.,      $ --      $ --         --           --       $    --      $    --
 Chief Executive Officer
Timothy T. Tevens,            --        --      25,000       25,000       115,625      115,625
 President and Chief
  Operating
 Officer
Robert L. Montgomery,
 Jr.,                         --        --         --           --            --           --
 Executive Vice
  President
 and Chief Financial
  Officer
Ned T. Librock,               --        --      25,000       25,000       115,625      115,625
 Vice President--
 Sales and Marketing
Ivan E. Shawvan, Jr.,         --        --      17,500        1,000        80,938          --
 Vice President--
 Human Resources
Karen L. Howard,              --        --      25,000       25,000       115,625      115,625
 Vice President--
 Controller
Ernst K. H. Marburg,          --        --         --         1,000           --           --
 Vice President--Total
 Quality and Standards

--------
(1) Represents the difference between $20.125, the closing market value of Common Stock as of March 31, 1999, and the exercise prices of such options.

Employee Plans

  Employee Stock Ownership Plan. The Company maintains the ESOP for the benefit of certain of its salaried and non-union hourly employees. The ESOP is intended to be an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code of 1986, as amended (the "Code") and an eligible individual account plan within the meaning of Section 407(d)(3) of the Code. From 1988 through 1998, the ESOP has purchased from the Company 1,373,549 shares of Common Stock (the "ESOP Shares") for the aggregate sum of approximately $10.5 million. The proceeds of certain institutional loans (the "ESOP Loans") were used to fund such purchases. The ESOP Loans are secured by the ESOP Shares, and are guaranteed by the Company. The ESOP acquired 479,900 shares of Common Stock in October 1998 for the aggregate sum of approximately $7.7 million. The proceeds of a loan from the Company were used to fund the purchase.

  On a quarterly basis, the Company makes a contribution to the ESOP in an amount determined by the Company's Board of Directors. In fiscal 1999, the Company's cash contribution was $1,216,246. The ESOP trustees utilize the entire contribution to make payments of principal and interest on the ESOP Loans.

  Common Stock not allocated to ESOP participants ("ESOP Shares") is recorded in an ESOP suspense account and is held as collateral for repayment of the ESOP Loans. As payments of principal and interest are received by the lenders, ESOP Shares are released from the ESOP suspense account annually and are then allocated to the ESOP participants in the same proportion as a participant's compensation for such year bears to total compensation of all participants.

  An ESOP participant becomes 100% vested in all amounts allocated to him or her after five years of service. The shares of Common Stock held by the participants in the ESOP represent a registration-type class of securities and are voted by the participants in the same manner as any other share of Common Stock. Participants in the trust have the right to direct the Trustees how to vote allocated shares. Allocated shares as to which no instructions are given and unallocated shares are voted by the Trustees.

  In general, Common Stock allocated to a participant's account is distributed upon his or her termination of employment at normal retirement (age 65) or death. The distribution is made in whole shares of Common Stock plus cash in lieu of any fractional shares.

  Robert L. Montgomery, Jr., Karen L. Howard, Neal E. Wixson and Timothy R. Harvey serve as Trustees of the ESOP. As of March 31, 1999, the ESOP owned approximately 1,595,063 shares of Common Stock. Common Stock allocated pursuant to the ESOP to Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan, Ms. Howard and Mr. Marburg as of March 31, 1999 is 15,057 shares, 3,544 shares, 13,068 shares, 3,622 shares, 4,898 shares, 790 shares and 5,963 shares, respectively.

  Pension Plan. The Company has a non-contributory, defined benefit pension plan (the "Pension Plan") which provides certain of its employees with retirement benefits. For each year of Plan Participation (as defined in the Pension Plan) limited to 35 years, a participant earns an annual pension benefit equal to 1.00% of his Final Average Earnings (as defined in the Pension Plan) plus .50% of that part, if any, of such compensation in excess of his Covered Compensation (as defined in the Pension Plan). Pension benefits are not subject to reduction for social security or other offset amounts. If Messrs. Tevens, Montgomery, Librock and Shawvan, Ms. Howard and Mr. Marburg continue at their current levels of compensation and retire at age 65, the total estimated annual pension benefits under the Pension Plan for them would be approximately $61,395, $41,501, $55,491, $61,846, $64,143 and $21,404,
respectively. Mr. Ladds, who retired from the Company in July 1998, receives annual benefits under the Pension Plan of approximately $31,678.

  Non-Qualified Stock Option Plan. In October 1995, the Company adopted the Columbus McKinnon Corporation Non-Qualified Stock Option Plan (the "Non-Qualified Plan") and reserved, subject to certain requirements, an aggregate of 250,000 shares of Common Stock for issuance thereunder. Under the terms of the Non-Qualified Plan, options may be granted to officers and other key employees of the Company as well as to non-employee directors and advisors. The Company has not granted any options under the Non-Qualified Plan.

  Incentive Stock Option Plan. The Company's Columbus McKinnon Corporation Incentive Stock Option Plan (the "Incentive Plan"), which was adopted in October 1995, authorizes grants to officers and other key employees of the Company and its subsidiaries of stock options that are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The Incentive Plan reserved, subject to certain adjustments, an aggregate of 1,250,000 shares of Common Stock to be issued thereunder. Options granted under the Incentive Plan become exercisable over a four-year period at the rate of 25% per year commencing one year from the date of grant at an exercise price of not less than 100% of the fair market value of the Common Stock on the date of grant. Any option granted thereunder may be exercised not earlier than one year and not later than ten years from the date such option is granted. In the event of certain extraordinary transactions, including a change of control of the Company, the vesting of such options would automatically accelerate. In fiscal 1999 the Company granted options to purchase 31,000 shares of Common Stock under the Incentive Plan.

  Restricted Stock Plan. The Company adopted the Columbus McKinnon Corporation Restricted Stock Plan (the "Restricted Stock Plan") in October 1995 and reserved, subject to certain adjustments, an aggregate of 100,000 shares of Common Stock to be issued upon the grant of restricted stock awards thereunder. Under the terms of the Restricted Stock Plan, the Compensation Committee may grant to employees of the Company and its subsidiaries restricted stock awards to purchase shares of Common Stock at a purchase price of not less than $.01 per share. Shares of Common Stock issued under the Restricted Stock Plan are subject to certain transfer restrictions and, subject to certain exceptions, shall be forfeited if the grantee's employment with the Company or any of its subsidiaries is terminated at any time prior to the date the transfer restrictions have lapsed. Grantees who remain continuously employed with the Company or its subsidiaries become vested in their shares five years after the date of the grant, or earlier upon death, disability, retirement or other special circumstances. The restrictions on any such stock awards automatically lapse in the event of certain extraordinary transactions, including a change of control of the Company. In fiscal 1999, the Company awarded 12,000 shares of Common Stock under the Restricted Stock Plan.

  EVA(R) Incentive Plan. In fiscal 1998, the Company adopted the Columbus McKinnon Corporation EVA(R) Incentive Compensation Plan (the "EVA(R) Plan") which is based upon Stern Stewart Economic Value Added ("EVA(R)") concepts. Under the EVA(R) Plan, for each fiscal year, each employee of the Company is assigned a target bonus by management ranging from 3% to 30% of base compensation, depending upon job classification. The actual bonus to be paid to an employee will be equal to his target bonus times a bonus multiple, which can be greater or less than 100%, based upon the relationship between actual EVA(R) results and targeted EVA(R) results. Payments under the EVA(R) Plan will be made within two and one half months of the completion of the applicable fiscal year. In fiscal 1999, bonuses paid under this plan to Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan, Ms. Howard and Mr. Marburg were $72,193, $36,511, $52,609, $35,463, $24,522, $22,975 and $19,806,
respectively.

  401(k) Plan. The Company maintains a 401(k) retirement savings plan (the "401(k) Plan") which covers all non-union salaried and hourly employees in the United States who have completed at least 90 days of service. Employees may contribute up to 15% of their annual compensation (8% for highly compensated employees), subject to an annual limitation as adjusted by the Code. Employee contributions are matched by the Company in amount equal to 50% of the employee's Salary Reduction Contributions (as defined in the 401(k) Plan). The Company's matching contributions are limited to 3% of the employee's base pay and vest at the rate of 20% per year.

Change in Control Agreements

  In 1997 (and later as other employees became eligible), the Company entered into change in control agreements (the "Change in Control Agreements") with Messrs. Ladds, Tevens, Montgomery, Librock and Shawvan, Ms. Howard and certain other officers and employees of the Company. Mr. Ladds' Change in Control Agreement expired upon his retirement in July 1998, and Mr. Shawvan's Change in Control Agreement was terminated upon his reassignment in June 1998. The Change in Control Agreements provide for an initial term of one year, which, absent delivery of notice of termination, is automatically renewed annually for an additional one year term. Generally, each officer or employee is entitled to receive, upon termination of employment within thirty-six months of a "Change in Control" (unless such termination is because of death or disability, by the Company for "Cause" (as defined in the Change in Control Agreements), or by an officer or employee other than for "Good Reason" (as defined in the Change in Control Agreements)), (i) a lump sum severance payment equal to three times the sum of (A) his or her annual salary and (B) the greater of (1) the annual target bonus under the EVA(R) Plan in effect on the date of termination and (2) the annual target bonus under the EVA(R) Plan in effect immediately prior to the Change in Control, (ii) continued coverage for thirty-six months under the Company's medical and life insurance plans,
(iii) at the option of the executive or employee, either three additional years of deemed participation in the Company's tax-qualified retirement plans or a lump sum payment equal to the actuarial equivalent of the pension payment which he or she would have accrued under the Company's tax-qualified retirement plans had he or she continued to be employed by the Company for three additional years and (iv) certain other specified payments. Aggregate "payments in the nature of compensation" (within the meaning of Section 280(G) of the Internal Revenue Code) payable to any executive or employee under the Change in Control Agreements is limited to the amount that is fully deductible by the Company under Section 280(G) of the Internal Revenue Code less one dollar. The events that trigger a Change in Control under the Change in Control Agreements include (i) the acquisition of 20% or more of the Company's outstanding Common Stock by certain persons, (ii) certain changes in the membership of the Company's Board of Directors, (iii) certain mergers or consolidations, (iv) certain sales or transfers of substantially all of the Company's assets and (v) the approval of the shareholders of the Company of a plan of dissolution or liquidation. Election of the slate proposed by the Dissidents would constitute a Change in Control.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Compensation for the executive officers of the Company is administered by the Compensation Committee which currently consists of four independent (non-employee) Directors. The Compensation Committee approves the compensation arrangements of the Chief Executive Officer and other officers of the Company.

  The following objectives, established by the Compensation Committee, are the basis for the Company's executive compensation program:

  . providing a comprehensive program with components including base salary, performance incentives, and benefits that support and align with the Company's goal of providing superior value to customers and shareholders; and

  . ensuring that the Company is competitive and can attract and retain qualified and experienced executive officers and other key personnel; and

  . appropriately motivating its executive officers and other key personnel to seek to attain short term, intermediate term and long term corporate and divisional performance goals and to manage the Company for sustained long term growth.

  The Board of Directors of the Company has delegated to the Compensation Committee responsibility for establishing and administering the compensation programs for the Chief Executive Officer and other executive officers.

  The Compensation Committee reviews compensation policy and specific levels of compensation paid to the Chief Executive Officer and other executive officers of the Company and reports and makes recommendations to the Board of Directors regarding executive compensation, policies and programs.

  The Compensation Committee is assisted in these efforts, when required, by an independent outside consultant, and by the Company's internal staff, who provide the Compensation Committee with relevant information and recommendations regarding compensation policies and specific compensation matters.

Annual Compensation Programs

  Executive base salaries are compared to manufacturing companies included in an annual management survey completed by outside compensation consultants; all data has been regressed to revenues equivalent to the Company's. This survey is used because it reflects companies in the same revenue size and industry sectors as the Company. The Compensation Committee believes salaries should be targeted toward the median of the surveyed salaries reported, depending upon the relative experience and individual performance of the executive.

  Salary adjustments are governed by guidelines covering three factors (1) the individual officer's performance (merit), (2) market parity (to adjust salaries of high performing individuals based on the competitive market), and
(3) promotions (to reflect increases in responsibility). In assessing market parity, the Company targets groups of companies surveyed and referred to above.

  Each executive officer's corporate position is assigned a title classification reflecting the Company's evaluation of the position's overall contribution to corporate goals and the value the labor market places on the associated job skills. A range of appropriate salaries is then assigned to that title classification. Each April, the salary ranges may be adjusted to reflect market conditions, including changes in comparison companies, inflation, and supply and demand in the market. The midpoint of the salary range corresponds to a "market rate" salary which the Compensation Committee believes is appropriate for an experienced executive who is performing satisfactorily, with salaries in excess of the salary range midpoint appropriate for executives whose performance is superior or outstanding.

  The Compensation Committee has recommended that any progression or regression within the salary range for an executive officer shall depend upon a formal annual review of job performance, accomplishments and progress toward individual and/or overall goals and objectives for the segments of the Company that such officer oversees as well as his contributions to the overall direction of the Company. Long term growth in shareholder value is an important factor. The results of executive officers' performance evaluations will form a part of the basis of the Compensation Committee's decision to approve, at its discretion, future adjustments in base salaries of executive officers.

Chief Executive Officer Compensation

  Compensation decisions affecting the Chief Executive Officer were based on quantitative and qualitative factors. These factors were accumulated by an external compensation consulting firm and included comparisons of the Company's fiscal 1998 financial statistics to peer companies, strategic achievements such as acquisitions and their integration, comparisons of the base salary level to the median for comparable companies in published compensation surveys, as well as assessments prepared internally by other members of executive management. The salary increases cited below were based on those factors as well as a change in responsibilities during the year. The bonus payout cited below was based on the Company's consolidated EVA(R) performance for fiscal 1998.

  To reflect his increased responsibilities upon appointment as Chief Executive Officer in July 1998, the Compensation Committee increased Mr. Tevens' base salary to approximately $410,000, representing an increase of approximately 17.2%, effective January 1999. Traditionally, all officer salaries are reviewed and possibly adjusted annually on or about April 1. Accordingly, a salary adjustment was approved by the Compensation Committee which increased Mr. Tevens' base salary to approximately $450,000, effective April 1999.

  In fiscal 1999, Mr. Tevens received a bonus of $36,511 based upon fiscal 1998 EVA(R) results.

Section 162(m) of Internal Revenue Code

  Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to a Company's chief executive officer and any one of the four other most highly paid executive officers during its taxable year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. Based upon the compensation paid to the Company's executive officers in fiscal 1999, it does not appear that the
Section 162(m) limitation will have a significant impact on the Company in the near term. However, the Compensation Committee plans to review this matter periodically and to take such actions as are necessary to comply with the new statute to avoid non-deductible compensation payments.

                                          Edward W. Duffy
                                          Randolph A. Marks
                                          L. David Black
                                          Carlos Pascual

                               PERFORMANCE GRAPH

  The Performance Graph shown below compares the cumulative total shareholder return on Common Stock, based on the market price of the Common Stock, with the total return of the S & P MidCap 400 Index and the Dow Jones Industrial-- Diversified Index. The comparison of total return assumes that a fixed investment of $100 was invested on February 23, 1996 (the date of the Company's initial public offering) in Common Stock and in each of the foregoing indices and further assumes the reinvestment of dividends. The stock price performance shown on the graph is not necessarily indicative of future price performance.

               COMPARISON OF 37 MONTH CUMULATIVE TOTAL RETURN *
                     AMONG COLUMBUS MCKINNON CORPORATION,
                          THE S & P MIDCAP 400 INDEX
                AND THE DOW JONES INDUSTRIAL-DIVERSIFIED INDEX

                [THE FOLLOWING IS REPRESENTED BY A LINE GRAPH]



                     COLUMBUS                                   DOW JONES
                MCKINNON CORPORATION   S & P MIDCAP 400   INDUSTRIAL-DIVERSIFIED

2/23/96         100                    100                100
3/96            107                    105                107
3/97            121                    116                125
3/98            190                    173                182
3/99            141                    166                180

* $100 INVESTED ON 2/23/96 IN STOCK OR ON 1/31/96
IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR END MARCH 31.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of Edward W. Duffy, Randolph A. Marks, L. David Black and Carlos Pascual, each an outside director of the Company. None of the members of the Compensation Committee was, during fiscal 1999 or prior thereto, an officer or employee of the Company or any of its subsidiaries. In fiscal 1999, none of the executive officers of the Company served on the Compensation Committee of another entity or on any other committee of the Board of Directors of another entity performing similar functions during such period, except that Mr. Ladds served on the Compensation Committee of the Board of Directors of Utica Mutual Insurance Company.

                           COMPENSATION OF DIRECTORS

  The Company pays an annual retainer of $20,000 to its Chairman of the Board and an annual retainer of $15,000 to each of its other outside directors. Directors who are employees of the Company do not receive an annual retainer. The Chairman of the Audit Committee and Compensation Committee each receive an additional annual retainer of $2,500. In addition, each non-employee director also receives a fee of $1,000 for each Board of Directors and committee meeting attended and is reimbursed for any reasonable expenses incurred in attending such meetings. In fiscal 1999, the Company also awarded 500 shares of restricted Common Stock to each of Messrs. Pascual and Fleming under the Restricted Stock Plan to recognize their election to the Board of Directors.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), as amended, requires the Company's Directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Commission and NASDAQ initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% shareholders are required to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended March 31, 1999 all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were complied with, except that due to oversight Mr. Marks filed one report late covering one transaction.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information as of May 31, 1999 regarding the beneficial ownership of the Company's Common Stock by (a) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock; (b) each Director; (c) each of the executive officers named in the Summary Compensation Table; and (d) all executive officers and Directors of the Company as a group.

                                                          Number of Percentage
Directors, Officers and 5% Shareholders                   Shares(1)  of Class
---------------------------------------                   --------- ----------
Herbert P. Ladds, Jr.(2)(3).............................. 1,055,610    7.15
Timothy T. Tevens(2)(4)..................................    47,104       *
Robert L. Montgomery, Jr.(2)(5).......................... 1,148,396    7.78
Edward W. Duffy(2).......................................   284,239    1.93
Randolph A. Marks(2).....................................   238,840    1.62
L. David Black(2)........................................     1,700       *
Carlos Pascual(2)........................................     1,500       *
Richard H. Fleming(2)....................................       500       *
Ned T. Librock(2)(6).....................................    46,777       *
Ivan E. Shawvan, Jr.(2)(7)...............................    31,398       *
Karen L. Howard(2)(8)....................................    43,606       *
Ernst K. H. Marburg(2)(9)................................    14,463       *
Columbus McKinnon Corporation Employee Stock Ownership
 Plan(2)................................................. 1,595,063   10.81
All Directors and Executive Officers as a Group(13
 persons)(10)............................................ 2,928,259   19.84
Harris Associates L.P.(11)...............................   992,500    6.73
Gilchrist B. Berg(12)....................................   939,992    6.37
Columbus McKinnon Shareholders Committee(13)............. 1,245,545    8.44

--------
  * Less than 1%.
 (1) Rounded to the nearest whole share. Unless otherwise indicated in the footnotes, each of the shareholders named in this table has sole voting and investment power with respect to the shares shown as beneficially owned by him, except to the extent that authority is shared by spouses under applicable law.

 (2) The address of each of the executive officers and directors and the Columbus McKinnon Corporation Employee Stock Ownership Plan is c/o Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197.

 (3) Includes (i) 859,408 shares of Common Stock owned directly, (ii) 163,705 shares of Common Stock owned directly by Mr. Ladds' spouse, (iii) 17,440 shares of Common Stock held by Mr. Ladds' spouse as trustee for the grandchildren of Mr. Ladds and (iv) 15,057 shares of Common Stock allocated to Mr. Ladds' ESOP account.

 (4) Includes (i) 11,509 shares of Common Stock owned directly, (ii) 7,000 shares of Common Stock owned directly by Mr. Tevens' spouse, (iii) 50 shares of Common Stock owned by Mr. Tevens' son, (iv) 3,526 shares of Common Stock allocated to Mr. Tevens' ESOP account and (v) 25,000 shares of Common Stock issuable under currently exercisable options granted to Mr. Tevens under the Incentive Plan. Excludes 25,000 shares of Common Stock issuable under options granted to Mr. Tevens under the Incentive Plan which are not exercisable within 60 days.

 (5) Includes (i) 1,050,328 shares of Common Stock owned directly, (ii) 85,000 shares of Common Stock owned directly by Mr. Montgomery's spouse and
     (iii) 13,068 shares of Common Stock allocated to Mr. Montgomery's ESOP account. Excludes 1,581,995 additional shares of Common Stock owned by the ESOP for which Mr. Montgomery serves as one of four trustees and for which he disclaims any beneficial ownership.

 (6) Includes (i) 18,004 shares of Common Stock owned directly, (ii) 152 shares of Common Stock owned by Mr. Librock's son, (iii) 3,622 shares of Common Stock allocated to Mr. Librock's ESOP account and (iv) 25,000 shares of Common Stock issuable under currently exercisable options granted to Mr. Librock under the Incentive Plan. Excludes 25,000 shares of Common Stock issuable under options granted to Mr. Librock under the Incentive Plan which are not exercisable within 60 days.

 (7) Includes (i) 9,000 shares of Common Stock owned directly, (ii) 4,898 shares of Common Stock allocated to Mr. Shawvan's ESOP account and (iii) 17,500 shares of Common Stock issuable under currently exercisable options granted to Mr. Shawvan under the Incentive Plan. Excludes 1,000 shares of Common Stock issuable under options granted to Mr. Shawvan under the Incentive Plan which are not exercisable within 60 days.

 (8) Includes (i) 17,815 shares of Common Stock owned directly, (ii) 790 shares allocated to Ms. Howard's ESOP account, and (iii) 25,000 shares of Common Stock issuable under currently exercisable options granted to Ms. Howard under the Incentive Plan. Excludes (i) 1,594,273 additional shares of Common Stock owned by the ESOP for which Ms. Howard serves as one of four trustees and for which she disclaims any beneficial ownership and
     (ii) 25,000 shares of Common Stock issuable under options granted to Ms. Howard under the Incentive Plan which are not exercisable within 60 days.

 (9) Includes (i) 8,500 shares of Common Stock owned directly and (ii) 5,963 shares of Common Stock allocated to Mr. Marburg's ESOP account. Excludes 1,000 shares of Common Stock issuable under options granted to Mr. Marburg under the Incentive Plan which are not exercisable within 60 days.

(10) Includes options to purchase an aggregate of 92,500 shares of Common Stock issuable to certain executive officers under the Incentive Plan, all of which are exercisable within 60 days. Excludes (i) the shares of Common Stock owned by the ESOP as to which Mr. Montgomery and Ms. Howard serve as trustees, except for an aggregate of 52,169 shares allocated to the respective ESOP accounts of the executive officers of the Company and
     (ii) options to purchase an aggregate of 75,000 shares of Common Stock issued to certain executive officers under the Incentive Plan, none of which are exercisable within 60 days. Also includes shares of Common Stock beneficially owned by Mr. Ladds who retired in July 1998 and Mr. Shawvan who was reassigned to a non-executive officer position with the Company in June 1998.

(11) Based on information set forth in Schedule 13G filed with the Commission by Harris Associates L.P. on January 18, 1999. The stated business address for Harris Associates L.P. is Two North LaSalle Street, Suite 500, Chicago, Illinois 60602-3790.

(12) Based on information set forth in Schedule 13D filed with the Commission by Gilchrist B. Berg on April 9, 1999. The stated business address for Mr. Berg is 225 Water Street, Suite 1987, Jacksonville, Florida 32202.

(13) Based on information set forth in Schedule 13D filed with the Commission on May 6, 1999. According to said Schedule 13D, such committee consists of Metropolitan Capital Advisors, Inc., Metropolitan Capital III, Inc., Jeffrey Schwarz, Karen Finerman, Lakeway Capital Partners, LLC, Robert F. Lietzow, Jr., Scoggin, Inc., Scoggin, LLC, Curtis Schenker and Craig Effron. The stated business address for such committee is 660 Madison Avenue, New York, New York 10021.

                                  PROPOSAL 2

AMENDMENT AND RESTATEMENT OF THE COLUMBUS McKINNON CORPORATION INCENTIVE STOCK
                                  OPTION PLAN

  On October 27, 1995 the Company's shareholders approved the Incentive Plan. The Board is now proposing an Amendment and Restatement of the Incentive Plan which does not affect the number of shares reserved for issuance under the Incentive Plan and is seeking shareholder approval of the Plan Restatement.

  The Board of Directors has approved the Amendment and Restatement of the Incentive Plan (the "Incentive Plan Restatement"), providing for, among other things: (i) that the members of the Board of Directors who are employees of the Company will be eligible to receive options under the Incentive Plan; (ii) that employees that own 10% or more of the combined voting power of all classes of the Company's outstanding capital stock will be permitted to receive options subject to certain minimum requirements (described below) regarding the option exercise price and the option exercise period; (iii) that, under certain limited circumstances, options granted to executive officers will be transferable; (iv) the cashless exercise of options and (v) that, upon the occurrence of a "change in control", options will remain exercisable for the balance of their original term. The amendments contemplated in (i), (ii) and (iii) were initially approved by the Board of Directors in March 1999; those in (iv) and (v) were approved in June 1999 following a review of the Plan against comparable plans. The only effect of the proposal amendments on a sale of the Company would be under (v)--options would be exercisable for their entire remaining term, rather than only a 90-day period.

  Information concerning the number of options granted to certain executive officers under the Incentive Plan during the last year is set forth above under the heading "Executive Compensation."

  The following is a summary of the material features of the Incentive Plan Restatement and does not purport to be complete. The summary is subject in all respects and is qualified in its entirety by reference to the Incentive Plan Restatement, the full text of which is set forth as Appendix A to this Proxy Statement.

  Purpose. The Incentive Plan is intended to provide officers and other key employees of the Company and its subsidiaries with an additional incentive for them to promote the business of the Company, to increase their proprietary interest in the success of the Company and to encourage them to remain in the employ of the Company.

  Administration. The Incentive Plan is administered by a committee appointed by the Board of Directors and consisting of not less than two Directors (the "Incentive Committee"). The Incentive Committee has the sole authority to grant options under the Incentive Plan, and all actions taken by the Incentive Committee in administering the Incentive Plan are final.

  Reservation of Common Stock. The Company has reserved 1,250,000 shares of Common Stock for issuance under the Incentive Plan. Any options issued under the Incentive Plan which are forfeited or terminated, will be available for reissuance under the Incentive Plan. If the Company's outstanding shares of Common Stock are increased or decreased as a result of stock dividends, stock splits, recapitalizations or other means having the same effect, or if the Company's Common Stock is converted into other shares or securities of the Company as a result of a reorganization, the number of shares of Common Stock available for issuance under the Incentive Plan and the number of shares of Common Stock issuable under outstanding options under the Incentive Plan shall be proportionately adjusted by the Incentive Committee.

  Participants. The Incentive Committee shall determine from among the officers and key employees of the Company and its subsidiaries those individuals to whom options under the Incentive Plan shall be granted, the terms and provisions of the options granted (which terms need not be identical), the time or times at which options shall be granted and the number of shares of Common Stock for which options are granted. As of March 31, 1999, 35 employees had received options to purchase an aggregate of 198,500 shares of Common Stock under the Incentive Plan.

  Option Price. The exercise price of each option granted under the Incentive Plan shall be determined by the Incentive Committee at the time the option is granted, but in no event shall such exercise price be less than 100% of the fair market value of the Common Stock on the date of the grant. Notwithstanding the foregoing, if any options are granted to individuals holding 10% or more of the combined voting power of all classes of the Company's outstanding capital stock, in no event shall the exercise price of the options granted to any such individuals be less than 110% of the fair market value of the Common Stock on the date of the grant.

  Option Exercise Periods. Any option granted under the Incentive Plan may be exercised not earlier than one year nor later than ten years from the date such option is granted, provided that, options granted to individuals holding 10% or more of the combined voting power of all classes of the Company's outstanding capital stock may not be exercised later than five years from the date any such options are granted. The recipient of an option must generally remain in the continuous employment of the Company or its subsidiaries from the date of the grant of the option to and including the date of exercise of the option. In addition, with respect to all options granted under the Incentive Plan, unless the Incentive Committee shall specify otherwise, the right of a recipient to exercise his option shall accrue, on a cumulative basis, at the rate of 25% per year. Upon a "change in control" of the Company (as defined in the Incentive Plan) or upon the retirement, death or disability of a recipient, all outstanding unexercised options granted to such recipient under the Incentive Plan become immediately exercisable and shall remain exercisable for the balance of their original term.

  Federal Tax Consequences. The Code limits to $100,000 the value of employer stock subject to incentive stock options that first become exercisable in any one year, based on the fair market value of the stock at the date of grant. Upon exercise, an optionee will not realize federally taxable income (except that the alternative minimum tax may apply) and the Company will not be entitled to any deduction. If the optionee sells the shares more than two years after the grant date and more than one year after exercise, the entire gain, if any, realized upon the sale will be federally taxable to the optionee as long-term capital gain and the Company will not be entitled to a corresponding deduction. If the optionee does not satisfy the holding-period requirements, the optionee will realize ordinary income, in most cases equal to the difference between the option price of the shares and the lesser of the fair market value of the shares on the exercise date or the amount realized on a sale or exchange of the shares, and the Company will be entitled to a corresponding deduction.

  Transferability. Generally, options granted under the Incentive Plan are not transferable by a recipient during his lifetime. However, to the extent that an executive officer of the Company has received options that first become exercisable in any one year, which options have fair market value (based on the fair market value of the Common Stock at the date of the option grant) which exceeds $100,000, such executive officers may transfer to their immediate family members, options to purchase common stock of the Company having an aggregate value equal to the amount by which the aggregate value of all options which first become exercisable in such year exceeds $100,000.

  Effective Date. The Incentive Plan was approved initially by the shareholders of the Company on October 27, 1995.

  Vote Required. The Affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required to approve the Incentive Plan Restatement. If the shareholders do not approve the Incentive Plan Restatement, the Incentive Plan in its current form will remain in effect.

    THE BOARD OF DIRECTORS RECOMMENDS UNANIMOUSLY A VOTE "FOR" PROPOSAL 2.

                            SOLICITATION OF PROXIES

  The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to the use of the mails, proxies may be solicited by personal interviews or by telephone, telecommunications or other electronic means by Directors, officers and employees of the Company at no additional compensation. Arrangements will be made with brokerage houses, banks and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith. For its services in connection with this proxy solicitation, the Company has agreed to pay Goldman, Sachs & Co. ("Goldman Sachs") a fee of $400,000. In addition, the Company has agreed to offer Goldman Sachs the role of exclusive financial advisor in any sale of the Company, for a fee equal to 0.86% of the amount paid in the transaction plus the indebtedness assumed (the "Enterprise Value"). In the event an unsolicited proposal is made to acquire the Company, (i) which proposal is publicly disclosed or as to which the Company's Board of Directors determines its fiduciary duty requires consideration of such proposal by the Board and (ii) advice is received from a financial advisor, Goldman Sachs shall receive up to $7 million in financial advisory fees (against which the $400,000 shall be credited) for the Company remaining independent, payable $3 million at six months, $2 million at nine months and $2 million at one year, but capped at Enterprise Value as of the date of such engagement. The Company has retained D.F. King & Co., Inc. ("D.F. King") for solicitation and advisory services in connection with the solicitation of proxies, for which D. F. King will receive a fee estimated to be $125,000 plus reimbursement of its reasonable out-of-pocket expenses. It is anticipated that D. F. King will employ approximately 50 persons in connection with its solicitation efforts. The Company will also indemnify Goldman Sachs and D.F. King against certain liabilities, including liabilities under the Federal securities laws. The cost of soliciting proxies for the 1999 Annual Meeting is expected to be approximately $500,000 in addition to the fees of D.F. King and Goldman Sachs described above (excluding the amount normally expended by the Company for the solicitation of proxies at its annual meeting). The total cost incurred to date in furtherance of or in connection with the solicitations of proxies is approximately $100,000.

                                 OTHER MATTERS

  The Dissidents have also stated that they plan to propose at the 1999 Annual Meeting a proposal to have the shareholders rescind the By-law amendments adopted by the Board of Directors in May 1999 (the "By-law Proposal"). The Board of Directors recommends a vote AGAINST the By-law Proposal.

  The By-law amendments were made to conform certain 50 day periods in the by-laws to a change in New York law last year which extended such periods to 60 days and to adopt an "advance notice by-law", which requires shareholders to give notice (other than with respect to proposals made pursuant to Rule 14a-8 under the Exchange Act), 60 to 90 days prior to the anniversary of the previous year's annual meeting of any nominees for election as director or of any shareholder proposals. Such advance notice by-laws are commonly adopted by corporations today to give shareholders adequate time to make an informed decision and was specifically adopted here to ensure that all shareholders would receive adequate notice of any proposals by the Dissidents. Although the Company is not required to include this proposal on its proxy card and could vote in its discretion on this matter because the Dissidents failed to give timely notice under the Commission's rules, the Company is nonetheless providing a box on its proxy card to permit shareholders to vote on this matter if the proposal is made at the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE DISSIDENTS' BY-LAW PROPOSAL. In order to adopt the By-law Proposal, the Dissidents must receive the affirmative vote of the majority of votes cast.

  The Company's management does not presently know of any matters to be presented for consideration at the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if other matters are presented, the accompanying proxy confers upon the person or persons entitled to vote the shares represented by the proxy, discretionary authority to vote such shares in respect of any such other matter in accordance with their best judgment.

                               OTHER INFORMATION

  Ernst & Young LLP has been selected as the independent auditors for the Company's current fiscal year and has been the Company's independent auditors for its most recent fiscal year ended March 31, 1999.

  Representatives of Ernst & Young LLP are expected to be present at the 1999 Annual Meeting of Shareholders and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

  Effective April 1, 1998, the Company renewed its directors and officers indemnification insurance coverage with Continental Casualty Company for an additional term of three years at an aggregate cost of $450,000. This insurance provides coverage to the Company's executive officers and directors individually where exposures exist for which the Company is unable to provide direct indemnification.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, FOR THE FISCAL YEAR ENDED MARCH 31, 1999, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO. Such written request should be directed to Columbus McKinnon Corporation, 140 John James Audubon Parkway, Amherst, New York 14228-1197, Attention: Robert L. Montgomery, Jr. Each such request must set forth a good faith representation that, as of June 25, 1999, the person making the request was a beneficial owner of securities entitled to vote at the Annual Meeting of Shareholders.

                      CERTAIN FORWARD LOOKING INFORMATION

  The portions of this Proxy Statement concerning reasons to re-elect the incumbent Board of Directors and the letter from the Board of Directors include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Commission. Consequently such forward looking statements should be regarded as the Company's current plans, estimates and beliefs. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

                       PROPOSALS FOR 2000 ANNUAL MEETING

  Proposals of shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company by March 14, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. In addition, the Company's by-laws require that notice of shareholder proposals and nominations for director be delivered to the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the Annual Meeting for the preceding year; provided, however, if the Annual Meeting is not scheduled to be held within a period commencing 30 days before such anniversary date and ending 30 days after such anniversary date, such shareholder notice shall be delivered by the later of
(i) 60 days prior to the date of the Annual Meeting or (ii) the tenth day following the date such Annual Meeting date is first publicly announced or disclosed. The date of the 2000 Annual Meeting has not yet been established. Nothing in this paragraph shall be deemed to require the Company to include in its Proxy

Statement and proxy relating to the 2000 Annual Meeting any shareholder proposal that does not meet all of the requirements for inclusion established by the Exchange Act and the rules and regulations promulgated thereunder.

  The accompanying Notice and this Proxy Statement are sent by order of the Board of Directors.

                                          LOIS H. DEMLER
                                          Corporate Secretary

Dated: July 12, 1999

-------------------------------------------------------------------------------

                                   IMPORTANT

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. SHAREHOLDERS ARE URGED TO SIGN AND DATE THE ENCLOSED WHITE PROXY AND MAIL IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A SHAREHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND. SHOULD YOU HAVE QUESTIONS OR REQUIRE ASSISTANCE, PLEASE CALL D. F. KING & CO., INC., WHICH IS ASSISTING US, AT THE NUMBER LISTED BELOW:

                            D. F. KING & CO., INC.
                                77 WATER STREET
                           NEW YORK, NEW YORK 10005
                         Call Toll Free 1-800-697-6974

                                  APPENDIX A

                         COLUMBUS McKINNON CORPORATION
                       1995 INCENTIVE STOCK OPTION PLAN

                               ----------------

                           Amendment and Restatement

                               ----------------

  WHEREAS, Columbus McKinnon Corporation, a New York corporation with offices at 140 John James Audubon Parkway, Amherst, New York (the "Company") has adopted an incentive stock option plan known as the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan (the "Original Plan") on October 27, 1995 to enable the Company to attract and retain highly qualified individuals as officers and key employees of the Company by providing such officers and key employees an equity based form of incentive compensation; and

  WHEREAS, the Company desires to amend and restate the Original Plan;

  NOW, THEREFORE, the Company hereby adopts the following as the Amendment and Restatement of the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan effective as of June 16, 1999:

  1. Purpose of Plan. The Columbus McKinnon Corporation Amended and Restated 1995 Incentive Stock Option Plan (the "Plan") is intended to provide officers and other key employees of the Company and officers and other key employees of any subsidiaries of the Company as that term is defined in Section 3 below (hereinafter individually referred to as a "Subsidiary" and collectively as "Subsidiaries") with an additional incentive for them to promote the success of the business, to increase their proprietary interest in the success of the Company and its Subsidiaries, and to encourage them to remain in the employ of the Company or its Subsidiaries. The above aims will be effectuated through the granting of certain stock options, as herein provided, which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code of 1986, as the same has been and shall be amended ("Code").

  2. Administration. The Plan shall be administered by a Committee (the "Committee") composed of not less than two (2) Directors of the Company who shall be appointed by and serve at the pleasure of the Board of Directors of the Company. Any Director that serves as a member of the Committee shall not receive or be eligible to receive a grant of an option or any other equity security of the Company or any Subsidiary under this Plan during the period of his or her service as a member of the Committee and during the one year period prior to his or her service as a member of the Committee. If the Committee is composed of two (2) Directors, both members of the Committee must approve any action to be taken by the Committee in order for such action to be deemed to be an action of the Committee pursuant to the provisions of this Plan. If the Committee is composed of more than two (2) Directors, a majority of the Committee shall constitute a quorum for the conduct of its business, and (a) the action of a majority of the Committee members present at any meeting at which a quorum is present, or (b) action taken without a meeting by the approval in writing of a majority of the Committee members, shall be deemed to be action by the Committee pursuant to the provisions of the Plan. The Committee is authorized to adopt such rules and regulations for the administration of the Plan and the conduct of its business as it may deem necessary or proper.

  Any action taken or interpretation made by the Committee under any provision of the Plan or any option granted hereunder shall be in accordance with the provisions of the Code, and the regulations and rulings issued thereunder as such may be amended, promulgated, issued, renumbered or continued from time to time hereafter in order that, to the greatest extent possible, the options granted hereunder shall constitute "incentive stock options" within the meaning of the Code. All action taken pursuant to this Plan shall be lawful and with a view to obtaining for the Company and the option holder the maximum advantages under the law as then obtaining, and in the event that any dispute shall arise as to any action taken or interpretation made by the Committee under any provision of the Plan, then all doubts shall be resolved in favor of such having been done in accordance with the said Code and such revenue laws, amendments, regulations, rulings and provisions as may then be applicable. Any action taken or interpretation made by the Committee under any provision of the Plan shall be final. No member of the Board of Directors or the Committee shall be liable for any action, determination or interpretation taken or made under any provision of the Plan or otherwise if done in good faith.

  3. Participation. The Committee shall determine from among the officers and key employees of the Company and its Subsidiaries (as such term is defined in Section 424 of the Code) those individuals to whom options shall be granted (sometimes hereinafter referred to as "Optionees"), the terms and provisions of the options granted (which need not be identical), the time or times at which options shall be granted and the number of shares of the Company's common stock, $.01 par value per share (hereinafter "Common Stock"), (or such number of shares of stock in which the Common Stock may at any time hereafter be constituted), for which options are granted.

  In selecting Optionees and in determining the number of shares for which options are granted, the Committee may weigh and consider the following factors: the office or position of the Optionee and his degree of responsibility for the growth and success of the Company and its Subsidiaries, length of service, remuneration, promotions, age and potential. The foregoing factors shall not be considered to be exclusive or obligatory upon the Committee, and the Committee may properly consider any other factors which to it seems appropriate. The terms and conditions of any option granted by the Committee under this Plan shall be contained in a written statement which shall be delivered by the Committee to the Optionee as soon as practicable following the Committee's establishment of the terms and conditions of such option.

  An Optionee who has been granted an option under the Plan may be granted additional options under the Plan if the Committee shall so determine.

  Notwithstanding the foregoing, if during the twelve (12) month period following the effective date of this amendment and restatement, any options are granted to employees of the Company that are also members of the Board of Directors of the Company and if this amendment and restatement is not approved by the shareholders of the Company during such twelve (12) month period, any options granted to any employees that are also members of the Company's Board of Directors shall continue to be binding upon the Company according to their terms but shall not be deemed to be "incentive stock options" as defined in
Section 422(b) of the Code. In addition, if at the time an option is granted to an individual under this Plan, the individual owns stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, (or if such individual would be deemed to own such percentage of such stock under Section 424(d) of the Code) such option shall continue to be valid and binding upon the Company according to its terms but shall not be deemed to be an "incentive stock option" as defined in Section 422(b) of the Code unless: (a) the price per share at which common stock of the Company may be acquired in connection with the exercise of such options is not less than one hundred ten percent (110%) of the fair market value of such common stock, determined as of the date of the grant of such options; and (b) the period of time within which such options must be exercised does not exceed five (5) years from the date on which such options are granted. Finally, in no event shall any options be granted under this Plan at any time after the termination date set forth at the end of this Plan.

  4. Shares Subject to the Plan. The aggregate number of shares of Common Stock which have been reserved for issuance pursuant to the terms of options granted pursuant to the terms of this Plan and the aggregate number of shares of Common Stock which the Company is authorized to issue pursuant to options granted pursuant to the terms of this Plan is 1,250,000, subject to anti-dilutive adjustments, if any, made at any time after October 27, 1995, pursuant to the provisions of Section 5 hereof. With respect to shares which may be acquired pursuant to options which expire or terminate pursuant to the provisions of this Plan without having been exercised in full, such shares shall be considered to be available again for placement under options granted thereafter under the Plan. Shares issued pursuant to the exercise of incentive stock options granted under the Plan shall be fully paid and non-assessable.

  5. Anti-Dilution Provisions. The aggregate number of shares of Common Stock and the class of such shares as to which options may be granted under the Plan, the number and class of such shares subject to each outstanding option, the price per share thereof (but not the total price), and the number of such shares as to which an option may be exercised at any one time, shall all be adjusted proportionately in the event of any change, increase or decrease in the outstanding shares of Common Stock of the Company or any change in classification of its Common Stock without receipt of consideration by the Company which results either from a split-up, reverse split or consolidation of shares, payment of a stock dividend, recapitalization, reclassification or other like capital adjustment so that upon exercise of the option, the Optionee shall receive the number and class of shares that he would have received had he been the holder of the number of shares of Common Stock for which the option is being exercised immediately preceding such change, increase or decrease in the outstanding shares of Common Stock. Any such adjustment made by the Committee shall be final and binding upon all Optionees, the Company, and all other interested persons. Any adjustment of an incentive stock option under this paragraph shall be made in such manner as not to constitute a "modification" within the meaning of Section 424(h)(3) of the Code.

  Anything in this Section 5 to the contrary notwithstanding, no fractional shares or scrip representative of fractional shares shall be issued upon the exercise of any option. Any fractional share interest resulting from any change, increase or decrease in the outstanding shares of Common Stock or resulting from any reorganization, merger, or consolidation for which adjustment is provided in this Section 5 shall disappear and be absorbed into the next lowest number of whole shares, and the Company shall not be liable for any payment for such fractional share interest to the Optionee upon his exercise of the option.

  6. Option Price. The purchase price for each share of Common Stock which may be acquired upon the exercise of each option issued under the Plan shall be determined by the Committee at the time the option is granted, but in no event shall such purchase price be less than one hundred percent (100%) of the fair market value of the Common Stock on the date of the grant. Notwithstanding the foregoing, in the case of an individual that owns stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries (or if such individual would be deemed to own such percentage of such stock under Section 424 (d) of the Code), (any such individual being hereinafter referred to as a "Ten Percent Shareholder") in no event shall the purchase price for each share of Common Stock which may be acquired upon the exercise of each option issued to such Ten Percent Shareholder be less than one hundred ten percent (110%) of the fair market value of the Common Stock on the date of the grant. If the Common Stock is listed upon an established stock exchange or exchanges on the day the option is granted, such fair market value shall be deemed to be the closing price of the Common Stock on such stock exchange or exchanges on the day the option is granted, or if no sale of the Company's Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock.

  If the Common Stock is listed in the NASDAQ National Market System, the fair market value of the Common Stock shall be the average of the high and low closing sale prices in the NASDAQ National Market System on the day the option is granted, or if no sale of the Common Stock shall have been made on the NASDAQ National Market System on that day, on the next preceding day on which there was a sale of such stock.

  7. Option Exercise Periods. The time within which any option granted hereunder may be exercised shall be, by its terms, not earlier than one (1) year from the date such option is granted and not later than ten (10) years from the date such option is granted; provided that, in the case of any options granted to a Ten Percent Shareholder, the time within which any option granted to such Ten Percent Shareholder may be exercised shall be, by its terms, not earlier than one (1) year from the date such option is granted and not later than five (5) years from the date such option is granted. Subject to the provisions of
Section 10 hereof, the Optionee must remain in the continuous employment of the Company or any of its Subsidiaries from the date of the grant of the option to and including the date of exercise of option in order to be entitled to exercise his option. Options granted hereunder shall be exercisable in such installments and at such dates as the Committee may specify. In addition, with respect to all options granted under this Plan, unless the Committee shall specify otherwise, the right of each Optionee to exercise his option shall accrue, on a cumulative basis, as follows:

    (a) one-fourth ( 1/4) of the total number of shares of Common Stock which could be purchased (subject to adjustment as provided in Section 5 hereof) (such number being hereinafter referred to as the "Optioned Shares") shall become available for purchase pursuant to the option at the end of the one
  (1) year period beginning on the date of the option grant;

    (b) one-fourth ( 1/4) of the Optioned Shares shall become available for purchase pursuant to the option at the end of the two (2) year period beginning on the date of the option grant;

    (c) one-fourth ( 1/4) of the Optioned Shares shall become available for purchase pursuant to the option at the end of the three (3) year period beginning on the date of the option grant; and

    (d) one-fourth ( 1/4) of the Optioned Shares shall become available for purchase pursuant to the option at the end of the four (4) year period beginning on the date of the option grant.

  Continuous employment shall not be deemed to be interrupted by transfers between the Subsidiaries or between the Company and any Subsidiary, whether or not elected by termination from any Subsidiary of the Company and re-employment by any other Subsidiary or the Company. Time of employment with the Company shall be considered to be one employment for the purposes of this Plan, provided there is no intervening employment by a third party or no interval between employments which, in the opinion of the Committee, is deemed to break continuity of service. The Committee shall, at its discretion, determine the effect of approved leaves of absence and all other matters having to do with "continuous employment". Where an Optionee dies while employed by the Company or any of its Subsidiaries, his options may be exercised following his death in accordance with the provisions of Section 10 below.

  Notwithstanding the foregoing provisions of this Section 7, in the event that the Company or the stockholders of the Company enter into an agreement to dispose of all or substantially all of the assets or stock of the Company by means of a sale, merger, consolidation, reorganization, liquidation, or otherwise, or in the event a Change of Control (as hereinafter defined) shall occur, each outstanding option shall become immediately exercisable with respect to the full number of shares subject to that option and shall remain exercisable until the expiration of the original term of the option. The Committee may provide in connection with such transaction for assumption of options previously granted or the substitution for such options of new options covering the securities of a successor corporation or an affiliate thereof, with appropriate adjustments as to the number and kind of securities and prices.

  For purposes of this Plan, a "Change in Control" shall be deemed to have occurred if:

    (a) there shall be consummated: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

    (b) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

    (c) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") but excluding the Company and each of the Company's officers and directors, whether individually or collectively), shall become the beneficial owner (within the meaning of 13d-3 under the Exchange Act) of 20% or more of the Company's outstanding common stock; or

    (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of a least two-thirds of the directors then still in office who were directors at the beginning of the period.

  Any change or adjustment made pursuant to the terms of this paragraph shall be made in such a manner so as not to constitute a "modification" as defined in Section 424 of the Code, and so as not to cause any incentive stock option issued under this Plan to fail to continue to qualify as an incentive stock option as defined in Section 422(b) of the Code. Notwithstanding the foregoing, in the event that any agreement providing for the sale or other disposition of all or substantially all the stock or assets of the Company shall be terminated without consummating the disposition of said stock or assets, any unexercised unaccrued installments that had become exercisable solely by reason of the provisions of this paragraph shall again become unaccrued and unexercisable as of said termination of such agreement; subject, however, to such installments accruing pursuant to the normal accrual schedule provided in the terms under which such option was granted. Any exercise of an installment prior to said termination of said agreement shall remain effective despite the fact that such installment became exercisable solely by reason of the Company or its stockholders entering into said agreement to dispose of the stock or assets of the Company.

  8. Exercise of Option. Options shall be exercised as follows:

    (a) Notice and Payment. Each option, or any installment thereof, shall be exercised, whether in whole or in part, by giving written notice to the Company at its principal office, specifying the options being exercised (by reference to the date of the grant of the option), the number of shares to be purchased and the purchase price being paid, and shall be accompanied by the payment of all or such part of the purchase price as shall be required to be paid in connection with the exercise of such option (as specified in the written notice of exercise of such option) (i) in cash, certified or bank check payable to the order of the Company, (ii) by tendering (either actually or by attestation) shares (or a sufficient portion thereof) valued as determined by the Committee at the time of exercise, (iii) by authorizing a third party to sell shares (or a sufficient portion thereof) acquired upon exercise of an option and to remit to the Company a sufficient portion of the sale proceeds to pay for all the shares acquired through such exercise and any resulting tax withholding obligations or (iv) by any other method prescribed by the Committee. Each such notice shall contain representations on behalf of the Optionee that he acknowledges that the Company is selling the shares being acquired by him under a claim of exemption from registration under the Securities Act of 1933 as amended (the "Act"), as a transaction not involving any public offering; that he represents and warrants that he is acquiring such shares with a view to "investment" and not with a view to distribution or resale; and that he agrees not to transfer, encumber or dispose of the shares unless: (i) a registration statement with respect to the shares shall be effective under the Act, together with proof satisfactory to the Company that there has been compliance with applicable state law; or (ii) the Company shall have received an opinion of counsel in form and content satisfactory to the Company to the effect that the transfer qualifies under Rule 144 or some other disclosure exemption from registration and that no violation of the Act or applicable state laws will be involved in such transfer, and/or such other documentation in connection therewith as the Company's counsel may in its sole discretion require.

    (b) Issuance of Certificates. Certificates representing the shares purchased by the Optionee shall be issued as soon as practicable after the Optionee has complied with the provisions of Section 8(a) hereof.

    (c) Rights as a Stockholder. The Optionee shall have no rights as a stockholder with respect to the shares of Common Stock purchased until the date of the issuance to him of a certificate representing such shares.

  9. Assignment of Option. (a) Subject to the provisions of Sections 9(b) and 10(c) hereof, options granted under this Plan may not be assigned voluntarily or involuntarily or by operation of law and any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of, or to subject to execution, attachment or similar process, any incentive stock option, or any right thereunder, contrary to the provisions hereof shall be void and ineffective, shall give no right to the purported transferee, and shall, at the sole discretion of the Committee, result in forfeiture of the option with respect to the shares involved in such attempt.

    (b) Notwithstanding anything to the contrary contained in the terms of the Plan as in effect at any time prior to the date hereof and notwithstanding anything to the contrary contained in the terms of any statement, letter or other document or agreement setting forth the terms and conditions of any options previously issued pursuant to the terms of this Plan, any and all Non-Qualified Options (as defined in Section 13 hereof) previously issued to any officer of the Company (as defined in Rule 16A-a(f) issued under the Securities and Exchange Act of 1934 (hereinafter an "Executive Officer")) pursuant to the terms of the Plan and, subject to the approval of the Committee, any Non-Qualified Options which may be granted or issued to any Executive Officer of the Company at any time in the future pursuant to the terms of the Plan shall be transferable by the Executive Officer to whom such Non-Qualified Options have been or are granted to: (i) the spouse, children or grandchildren of the Executive Officer (hereinafter "Immediate Family Members"); (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members; (iii) a partnership or limited liability company in which such Immediate Family Members are the only partners or members; or (iv) a private foundation established by the Executive Officer; provided that: (x) there may be no consideration for any such transfer; (y) in the case of Non-Qualified Options which may be granted in the future, the statement, letter or other document or agreement setting forth the terms and conditions of any such Non-Qualified Options must expressly provide for and limit the transferability of such Non-Qualified Options to transfers which are permitted by the foregoing provisions of this Section 9(b); and (z) any subsequent transfer of transferred Non-Qualified Options shall, except for transfers occurring as a result of the death of the transferee as contemplated by Section 10(c), be prohibited. Following the transfer of any Non-Qualified Options as permitted by the foregoing provisions of this
  Section 9(b), any such transferred Non-Qualified Options shall continue to be subject to the same terms and conditions applicable to such Non-Qualified Options immediately prior to the transfer; provided that, for purposes of this Plan, the term "Optionee" shall be deemed to refer to the transferee. Notwithstanding the foregoing, the events of termination of employment of Section 10 hereof shall continue to be applied with respect to the original Optionee for the purpose of determining whether or not the Non-Qualified Options shall be exercisable by the transferee and, upon termination of the original Optionee's employment, the Non-Qualified Options shall be exercisable by the transferee only to the extent and for the periods that the original Optionee (or his estate) would have been entitled to exercise such Options as specified in Section 10 below.

  10. Effect of Termination of Employment, Death or Disability. (a) In the event that an Optionee's employment with the Company or the Subsidiary by whom the Optionee was employed is terminated either by reason of: (i) a discharge for cause; (ii) voluntary separation on the part of the Optionee (other than any termination of employment by the Optionee which qualifies as a termination for "Good Reason" pursuant to the terms of a letter agreement between the Optionee and the Company (a "Good Reason Termination")) and without consent of the Company or the Subsidiary by whom the Optionee was employed, any rights of the Optionee to purchase shares of Common Stock pursuant to the terms of any option or options granted to him under this Plan shall terminate immediately upon such termination of employment to the extent such options have not theretofore been exercised by him.

    (b) In the event of the termination of employment of an Optionee (otherwise than by reason of death or retirement of the Optionee at his Retirement Date) by the Company or by any of the Subsidiaries employing the Optionee at such time or pursuant to a Good Reason Termination, any option or options granted to him under the Plan to the extent not theretofore exercised shall be deemed cancelled and terminated forthwith, except that, subject to the provisions of subparagraph (a) of this Section, such Optionee may exercise any options theretofore granted to him, which have not then expired and which, as of the date the Optionee's employment with the Company is terminated, were otherwise exercisable within the provisions of Section 7 hereof, within three (3) months after such termination. If the employment of an Optionee shall be terminated by reason of the Optionee's retirement at his Retirement Date by the Company or by any of the Subsidiaries employing the Optionee at such time, the Optionee shall have the right to exercise such option or options held by him to the extent that such options have not expired, at any time within three (3) months after such retirement. The provisions of Section 7 to the contrary notwithstanding, upon retirement, all options held by an Optionee shall be immediately exercisable in full. The transfer of an Optionee from the employ of the Company to a Subsidiary of the Company or vice versa, or from one Subsidiary of the Company to another, shall not be deemed to constitute a termination of employment for purposes of this Plan.

    (c) In the event that an Optionee shall die while employed by the Company or by any of the Subsidiaries or shall die within three (3) months after retirement on his Retirement Date (from the Company or any Subsidiary), any option or options granted to him under this Plan and not theretofore exercised by him or expired shall be exercisable by the estate of the Optionee or by any person who acquired such option by bequest or inheritance from the Optionee in full, notwithstanding the provisions of
  Section 7 hereof, at any time within one (1) year after the death of the Optionee. References herein above to the Optionee shall be deemed to include any person entitled to exercise the option after the death of the Optionee under the terms of this Section.

    (d) In the event of the termination of employment of an Optionee by reason of the Optionees' disability, the Optionee shall have the right, notwithstanding the provisions of Section 7 hereof, to exercise all options held by him, in full, to the extent that such options have not previously expired or been exercised, at any time within one (1) year after such termination. The term "disability" shall, for the purposes of this Plan, be defined in the same manner as such term is defined in Section 22(e)(3) of the Internal Revenue Code of 1986.

    (e) For the purposes of this Plan, "Retirement Date" shall mean, with respect an Optionee, the date the Optionee actually retires from his employment with the Company or, if applicable, the Subsidiary by whom he is employed; provided that such date occurs on or after the date the Optionee is otherwise entitled to retire under the terms of the defined benefit pension plan which the Optionee is a participant in (and which plan is maintained by the Company or, if applicable, the Subsidiary by whom the Optionee is employed).

  11. Amendment and Termination of the Plan. The Board of Directors of the Company may at any time suspend, amend or terminate the Plan; provided, however, that except as permitted in Section 13 hereof, no amendment or modification of the Plan which would:

    (a) increase the maximum aggregate number of shares as to which options may be granted hereunder (except as contemplated in Section 5); or

    (b) reduce the option price or change the method of determining the option price; or

    (c) increase the time for exercise of options to be granted or those which are outstanding beyond a term of ten (10) years; or

    (d) change the designation of the employees or class of employees eligible to receive options under this Plan, may be adopted unless with the approval of the holders of a majority of the outstanding shares of Common Stock represented at a stockholders' meeting of the Company, or with the written consent of the holders of a majority of the outstanding shares of Common Stock. No amendment, suspension or termination of the Plan may, without the consent of the holder of the option, terminate his option or adversely affect his rights in any material respect.

  12. Incentive Stock Options; Power to Establish Other Provisions. It is intended that the Plan shall conform to and (except as otherwise expressly set forth herein) each option shall qualify and be subject to exercise only to the extent that it does qualify as an "incentive stock option" as defined in
Section 422 of the Code and as such section may be amended from time to time or be accorded similar tax treatment to that accorded to an incentive stock option by virtue of any new revenue laws of the United States. The Board of Directors may make any amendment to the Plan which shall be required so to conform the Plan. Subject to the provisions of the Code, the Committee shall have the power to include such other terms and provisions in options granted under this Plan as the Committee shall deem advisable. The grant of any options pursuant to the terms of this Plan which do not qualify as "incentive stock options" as defined in Section 422 of the Code is hereby approved provided that the maximum number of shares of Common Stock of the Company which can be issued pursuant to the terms of this Plan (as provided for in Section 4 hereof but subject to anti-dilutive adjustments made pursuant to
Section 5 hereof) is not exceeded by the grant of any such options and, to the extent that any options previously granted pursuant to the terms of this Plan were not "incentive stock options" within the meaning of Section 422 of the Code, the grant of such options is hereby ratified, approved and confirmed.

  13. Maximum Annual Value of Options Exercisable. Notwithstanding any provisions of this Plan to the contrary if: (a) the sum of: (i) the fair market value (determined as of the date of the grant) of all options granted to an Optionee under the terms of this Plan which become exercisable for the first time in any one calendar year; and (ii) the fair market value (determined as of the date of the grant) of all options previously granted to such Optionee under the terms of this Plan or any other incentive stock option plan of the Company or its subsidiaries which also become exercisable for the first time in such calendar year; exceeds (b) $100,000; then, (c) those options shall continue to be binding upon the Company in accordance with their terms but, to the extent that the aggregate fair market of all such options which become exercisable for the first time in any one calendar year (determined as of the date of the grant) exceeds $100,000, such options (referred to, for purposes of this Plan, as "Non-Qualified Options") shall not be deemed to be incentive stock options as defined in Section 422(b) of the Code. For purposes of the foregoing, the determination of which options shall be recharacterized as not being incentive stock options issued under the terms of this Plan shall be made in inverse order of their grant dates and, accordingly, the last options received by the Optionee shall be the first options to be recharacterized as not being incentive stock options granted pursuant to the terms of the Plan.

  14. General Provisions. (a) No incentive stock option shall be construed as limiting any right which the Company or any parent or subsidiary of the Company may have to terminate at any time, with or without cause, the employment of an Optionee.

    (b) The Section headings used in this Plan are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the construction or interpretation of any of the provisions hereof.

    (c) The masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the other whenever the content so indicates or requires.

    (d) No options shall be granted under the Plan after ten (10) years from the date the Plan is adopted by the Board of Directors of the Company or approved by the stockholders of the Company, whichever is earlier.

  15. Effective Date and Duration of the Plan. The Plan became effective on October 27, 1995, the date the adoption of the Plan was approved by the Board of Directors of the Company. On January 8, 1996, as required by Section 422 of the Code, the Plan was approved by the Stockholders of the Company. The Plan will terminate on October 27, 2005; provided however, that the termination of the Plan shall not be deemed to modify, amend or otherwise affect the terms of any options outstanding on the date the Plan terminates.

  IN WITNESS WHEREOF, the undersigned has executed this Plan by and on behalf of the Company as of the 16th day of June, 1999.

                                          COLUMBUS MCKINNON CORPORATION

                                          By: /s/ Robert L. Montgomery, Jr.

DATE ADOPTED BY BOARD OF DIRECTORS: October 27, 1995
DATE APPROVED BY STOCKHOLDERS: January 8, 1996
TERMINATION DATE: October 27, 2005

                                  SCHEDULE I

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS,
                AND CERTAIN EMPLOYEES AND OTHER REPRESENTATIVES
                       OF COLUMBUS McKINNON CORPORATION

  The following table sets forth the name and the present principal occupation or employment (except with respect to the directors, whose principal occupation is set forth in the Proxy Statement), and the name, principal business and address of any corporation or other organization in which such employment is carried on, of (1) the directors and executive officers of Columbus McKinnon Corporation and (2) certain employees and other representatives of Columbus McKinnon Corporation who may assist in soliciting proxies from Columbus McKinnon Corporation shareholders. Unless otherwise indicated below or in the Proxy Statement, the principal business address of each such person is 140 John James Audubon Parkway, Amherst, New York 14228-1197 and such person is an employee of Columbus McKinnon Corporation. Directors are indicated with a single asterisk.

       Directors and Executive Officers of Columbus McKinnon Corporation

Name and Principal                    Present Office or Other Principal
Business Address                           Occupation or Employment
------------------                    ---------------------------------
Herbert P. Ladds, Jr.*......
Edward W. Duffy*............
 3385 Highland's Bridge Road
 Sarasota, FL 33425
Randolph A. Marks*..........
 369 Franklin Street, Suite
  100
 Buffalo, NY 14202
L. David Black*.............
 JLG Industries, Inc.
 1 JLG Drive
 McConnellsburg, PA
Carlos Pascual*.............
 Xerox Corporation
 800 Long Ridge Road
 Stamford, CT
Richard H. Fleming*.........
 USG Corporation
 125 S. Franklin Street
 Chicago, IL 60606
Timothy T. Tevens*..........  President and Chief Executive Officer
Robert L. Montgomery, Jr.*..  Executive Vice President, Chief Financial Officer,
                               Treasurer, and Assistant Secretary
Ned T. Librock..............  Vice President--Sales and Marketing
Karen L. Howard.............  Vice President--Controller
Ernst K. H. Marburg.........  Vice President--Total Quality and Standards
Lois H. Demler..............  Corporate Secretary
Zane T. Goggin..............  Operating Group Leader, Forging Division
Richard M. Davidson.........  Operating Group Leader, Hoist Packaged

Name and Principal                       Present Office or Other Principal
Business Address                              Occupation or Employment
------------------                       ---------------------------------
Earl L. Loeswick................... Operating Group Leader, Chain Division
Clifford W. Minton................. Operating Group Leader, Hoist Engineered
John Stewart....................... Operating Group Leader, Duff-Norton Division
Joseph J. Owen..................... Director--Materials Management
Timothy R. Harvey.................. Manager--Legal Affairs
Neal E. Wixson..................... Director--Human Resources

                                  SCHEDULE II

            SHARES HELD BY COLUMBUS McKINNON CORPORATION DIRECTORS
              AND EXECUTIVE OFFICERS, CERTAIN EMPLOYEES AND OTHER
             REPRESENTATIVES OF COLUMBUS McKINNON CORPORATION AND
                   CERTAIN TRANSACTIONS BETWEEN ANY OF THEM
                       AND COLUMBUS McKINNON CORPORATION

  The Shares held by Columbus McKinnon Corporation's directors and Ned T. Librock, Karen L. Howard, Ernst K. H. Marburg, and Ivan E. Shawvan are set forth in the Proxy Statement. The following officers and employees of Columbus McKinnon Corporation own the following Shares:

                                                              Shares of Common
                                                                   Stock
                                                                Beneficially
     Name of Beneficial Owner                                      Owned
     ------------------------                                 ----------------
     Lois H. Demler(1).......................................      14,121
     Zane T. Goggin..........................................      91,388
     Richard M. Davidson.....................................      88,521
     Earl L. Loeswick(1).....................................      14,713
     Clifford W. Minton......................................         982
     John Stewart............................................         442
     Joseph J. Owen(1).......................................       5,482
     Timothy R. Harvey(1)....................................       2,738
     Neal E. Wixson(1).......................................       2,500

--------
(1) Includes 5,100 shares of Common Stock awarded to Ms. Demler on August 1, 1994, 3,400 shares of Common Stock awarded to Ms. Demler on July 22, 1996, 8,500 shares of Common Stock awarded to Mr. Loeswick on August 1, 1994, 5,000 shares of Common Stock awarded to Mr. Owen on May 21, 1997, 2,500 shares of Common Stock awarded to Mr. Harvey on July 17, 1996, and 2,500 shares of Common Stock awarded to Mr. Wixson on October 19, 1998. All such shares were awarded under the Restricted Stock Plan and vest five years after the award date. Such shares are subject to restrictions on transfer and forfeiture upon the occurrence of certain events, prior to vesting.

  The following table sets forth information concerning all purchases and sales of securities of the Company by directors, officers, and certain corporate staff members since June 4, 1997:

                                          Date of    Nature of  Number of Shares
          Name                          Transaction Transaction of Common Stock
          ----                          ----------- ----------- ----------------
Directors:
Herbert P. Ladds, Jr................      2/2/98     Sale            10,000
                                          2/3/98     Sale            20,000
                                          2/4/98     Sale            26,000
                                          3/31/98    (1)                691
                                          9/10/98    Purchase         2,000
                                          3/31/99    (1)                557
Edward W. Duffy........................   5/22/98    Sale             5,000
                                          5/26/98    Sale            10,000
                                          5/27/98    Sale            11,500
                                          5/28/98    Sale             5,000
                                          5/29/98    Sale             5,000
                                          6/1/98     Sale             5,000
                                          6/3/98     Sale            10,000
                                          6/3/98     Sale            15,000
                                          6/8/98     Sale             5,000
                                          6/11/98    Sale             8,500
                                          6/15/98    Sale             5,000
                                          12/2/98    (2)             14,000
                                          1/21/99    (2)             14,000

                                         Date of    Nature of   Number of Shares
          Name                         Transaction Transaction  of Common Stock
          ----                         ----------- -----------  ----------------
Robert L. Montgomery, Jr..............  3/31/98     (1)                 650
                                        3/31/99     (1)                 518
Timothy T. Tevens.....................  3/31/98     (1)                 453
                                        9/14/98     Purchase            500
                                        3/31/99     (1)                 331
Carlos Pascual........................  8/17/98     Purchase          1,000
                                        9/9/98      (3)                 500
Richard H. Fleming....................  3/29/99     (3)                 500
Randolph A. Marks.....................  12/11/98    Sale              1,000
Officers:
Ned T. Librock........................  3/31/98     (1)                 454
                                        3/31/99     (1)                 332
Ernst K. H. Marburg...................  3/31/98     (1)                 439
                                        5/22/98     Sale             39,729
                                        3/31/99     (1)                 323
Karen L. Howard.......................  3/31/98     (1)                 396
                                        9/2/98      Purchase            300
                                        9/9/98      (3)               8,500
                                        3/31/99     (1)                 275
Lois H. Demler........................  3/31/98     (1)                 246
                                        3/31/98     (1) Spouse           78
                                        9/4/98      Purchase            200
                                        3/31/99     (1)                 215
Ivan E. Shawvan.....................    3/31/98     (1)                 481
                                        3/23/99     (4)                 200
                                        3/31/99     (1)                 357
Certain Corporate Staff Members:
Zane T. Goggin........................  3/31/98     (1)                 570
                                        9/1/98      Purchase          2,750
                                        3/31/99     (1)                 442
Joseph J. Owen........................  9/18/98     Purchase            300
                                        3/31/99     (1)                 180
Timothy R. Harvey.....................  3/31/98     (1)                  90
                                        3/31/99     (1)                 148
Neal E. Wixson........................  10/19/98    (3)               2,500
Clifford W. Minton....................  3/31/98     (1)                 400
                                        3/31/99     (1)                 275
Earl L. Loeswick......................  3/31/98     (1)                 501
                                        3/31/99     (1)                 371
Richard M. Davidson...................  3/31/98     (1)                 536
                                        3/31/99     (1)                 410

                                          Date of    Nature of  Number of Shares
          Name                          Transaction Transaction of Common Stock
          ----                          ----------- ----------- ----------------
John Stewart...........................   9/4/98     Purchase         200
                                          10/8/98    Purchase          50
                                          3/31/99    (1)              192

--------
(1) Represents ESOP Shares allocated to the individual's account.
(2) Represents gifts to trusts for the benefit of Mr. Duffy's children, as to which shares Mr. Duffy disclaims beneficial ownership.
(3) Represents restricted shares of Common Stock awarded under the Restricted Stock Plan, all of which vest five years after the date of grant. Such shares are subject to restrictions on transfer, and forfeiture upon the occurrence of certain events, prior to vesting.
(4) Represents shares of Common Stock transferred to Mr. Shawvan's ex-spouse; Mr. Shawvan disclaims beneficial ownership of such shares.

                               I M P O R T A N T

  Your vote is important. Regardless of the number of shares of Columbus McKinnon common stock you own, please vote as recommended by your Board of Directors by taking these two simple steps:

  1. PLEASE SIGN, DATE AND PROMPTLY MAIL the enclosed WHITE proxy card in the postage-paid envelope provided.

  2. DO NOT RETURN ANY GOLD PROXY CARD sent to you by the Shareholders Committee, not even as a vote of protest.

  IF YOU VOTED THE COMMITTEE'S GOLD PROXY CARD BEFORE RECEIVING YOUR COLUMBUS McKINNON WHITE PROXY CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE SIMPLY BY SIGNING, DATING AND MAILING THE ENCLOSED WHITE PROXY CARD. THIS WILL CANCEL YOUR EARLIER VOTE. REMEMBER, ONLY YOUR LATEST DATE PROXY CARD WILL COUNT AT THE ANNUAL MEETING.

                  Instructions for "Street Name" Shareholders

  If you own your shares in the name of a brokerage firm (or other nominee), only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker and instruct him/her to execute a WHITE card (or voting instruction form) on your behalf. You should also promptly sign, date and mail your WHITE card when you receive it from your broker. Please do so for each separate account you maintain.

  You should return your WHITE proxy card at once to ensure that your vote is counted.

     If you have any questions or need assistance in voting your shares, please call D. F. King & Co., Inc., which is assisting us, toll-free at 1-800-697-6974.

PROXY                   COLUMBUS McKINNON CORPORATION
                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD AUGUST 16, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Timothy T. Tevens and Robert L. Montgomery, Jr. and each or any of them, attorneys and proxies, with full power of substitution, to vote at the Annual Meeting of Shareholders of Columbus McKinnon Corporation (the "Company") all of the shares of stock of the Company held by the undersigned, to be held at the Company's corporate offices at 140 John James Audubon Parkway, Amherst, New York, on August 16, 1999 at 10:00 a.m., local time, and any adjournment(s) thereof revoking all previous proxies, with all powers the undersigned would possess if present, to act upon the following matters and upon such other business as may properly come before the meeting or any adjournment(s) thereof.

         The Board of Directors recommends a vote "FOR" Proposal No. 1
1. Election of Directors.       FOR all nominees listed below                         WITHHOLD AUTHORITY
                                (except as marked to the contrary below).   [  ]      for all nominees listed below.   [  ]

Herbert P. Ladds, Jr.    Timothy T. Tevens     Robert L. Montgomery, Jr.     Randolph A. Marks   L. David Black   Carlos Pascual
                                                        Richard H. Fleming

INSTRUCTION:   To withhold authority to vote for any individual nominee, mark
"FOR" all nominees above and write the name(s) of that nominee(s) with respect to whom you wish to withhold authority to vote here: ________________________

         The Board of Directors recommends a vote "FOR" Proposal No. 2

2. Proposal to approve the Proposed Amendment and Restatement of the Columbus McKinnon Corporation 1995 Incentive Stock Option Plan.

                    [  ] FOR   [  ] AGAINST   [  ] ABSTAIN




                 (Continued and to be signed, on reverse side)

       The Board of Directors recommends a vote "AGAINST" Proposal No. 3

3. Proposal to rescind By-Law Amendments made by Columbus McKinnon Corporation's Board of Directors in May 1999.

                   [  ]  FOR   [  ]  AGAINST   [  ]  ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS NO. 1 AND NO. 2 AND "AGAINST" PROPOSAL NO. 3.

                                        Dated: ________________, 1999

                                        _____________________________
                                                  Signature

                                        _____________________________
                                          Signature if held jointly

                                        Please sign exactly as name appears.
                                        When shares are held by joint tenants,
                                        both should sign. When signing as
                                        attorney, executor, administrator,
                                        trustee or guardian, please give full
                                        title as such. If a corporation, please
                                        sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. PLEASE SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.